February 2, 2018 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Juno Therapeutics, Inc.
at
$87.00 Net Per Share In Cash
by
Blue Magpie Corporation
a wholly-owned subsidiary of
Celgene Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 2, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Blue Magpie Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc., a Delaware corporation (“Juno”), other than any Celgene-Owned Shares (as defined in this Offer to Purchase) and any Company-Owned Shares (as defined in this Offer to Purchase) at a price of  $87.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any withholding of taxes in accordance with the Merger Agreement (as defined in this Offer to Purchase), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018, among Celgene, Purchaser and Juno (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Juno, with Juno continuing as the surviving corporation and a wholly-owned subsidiary of Celgene (the “Merger”).
The strategic committee of the Juno board of directors (the “Juno Board”) recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) (as defined in this Offer to Purchase) and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and conditions of the Merger Agreement.
The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined in this Offer to Purchase), (ii) the Merger Agreement not having been terminated in accordance with its terms, (iii) the waiting period (or any extension thereof) applicable to the Offer under the HSR Act (as defined in this Offer to Purchase) having expired or been terminated, (iv) there not having been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and there not being any legal requirement that has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and (v) other customary conditions as described in “The Tender Offer—Section 11. Conditions of the Offer.” There is no financing condition to the Offer. A summary of the principal terms of the Offer appears on pages 1 through 7. You should read this entire document carefully before deciding whether to tender your Shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:
470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms Call: (203) 658-9400
Stockholders Call Toll-Free: (800) 662-5200
E-mail: JUNO@morrowsodali.com
The Dealer Manager for the Offer is:
383 Madison Avenue
New York, NY 10179
Call Toll-Free: (877) 371-5947
Call Direct: (212) 622-4401
IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares,” in each case by the Expiration Date (as defined in this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares.
If you desire to tender your Shares and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery described in “The Tender Offer—Section 3. Procedures for Tendering Shares.” The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book entry transfer, is at the election and sole risk of the tendering stockholder.
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Questions and requests for assistance may be directed to Morrow Sodali, the “Information Agent” for the Offer, or J.P. Morgan Securities LLC, the “Dealer Manager” for the Offer, at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.
We are not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or is prohibited by any administrative or judicial action pursuant thereto. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Juno has filed the Schedule 14D-9 and Schedule 13E-3 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO, Schedule 14D-9 and Schedule 13E-3, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Juno—Available Information.”
No person has been authorized to give any information or make any representation on behalf of Celgene or Purchaser not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Celgene, Purchaser, Juno, the Information Agent, the Dealer Manager or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Celgene, Purchaser, Juno or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

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SUMMARY TERM SHEET
This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined in this Offer to Purchase), the Merger (as defined in this Offer to Purchase) and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined in this Offer to Purchase). Except as otherwise set forth herein, the information concerning Juno (as defined in this Offer to Purchase) contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC (as defined in this Offer to Purchase), including Juno’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other public sources.
Principal Terms
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Blue Magpie Corporation (“Purchaser”), a wholly-owned subsidiary of Celgene Corporation (“Celgene”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc. (“Juno”) other than any Celgene-Owned Shares (as defined in this Offer to Purchase) and any Company-Owned Shares (as defined in this Offer to Purchase) at a price of  $87.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any withholding of taxes in accordance with the Merger Agreement (as defined in this Offer to Purchase), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018, among Celgene, Purchaser and Juno (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Juno (the “Merger”), with Juno continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Celgene.

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The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If the Offer results in Celgene owning (taking into account the Celgene-Owned Shares) one more Share than 50% of the total number of Shares outstanding, we will acquire the remainder of the Shares in the Merger (other than any Celgene-Owned Shares, Company-Owned Shares and Dissenting Shares, each as defined in this Offer to Purchase) for an amount in cash, without interest and subject to withholding of taxes in accordance with the Merger Agreement, equal to the Offer Price (the “Merger Consideration”), pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the effective time of the Merger (the “Effective Time”) and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. We refer to Shares held by stockholders who have properly exercised and perfected appraisal rights as “Dissenting Shares.” See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

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No offer is being made for any “Celgene-Owned Shares,” which include only those Shares that are owned at the commencement of the Offer by Celgene, Purchaser or any other direct or indirect wholly-owned subsidiary of Celgene. If the Merger occurs, the Celgene-Owned Shares outstanding immediately prior to the Effective Time will not be acquired for the Offer Price and will remain outstanding and continue as shares of common stock of the Surviving Corporation. As of the date of this Offer to Purchase, there were 11,109,160 Celgene-Owned Shares.

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No offer is being made for any “Company-Owned Shares,” which include only those Shares that are owned at the commencement of the Offer by Juno (or held in Juno’s treasury). If the Merger occurs, then Company-Owned Shares outstanding immediately prior to the Effective Time will not be acquired for the Offer Price and will be cancelled and retired and will cease to exist.

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The Offer is being made only for Shares and not for options, restricted stock units or restricted stock granted under Juno’s equity plans. If a Juno optionholder wishes to tender Shares subject to options, he or she must first exercise the options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Restricted stock units may not be tendered unless such restricted stock units vest and settle into Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer. Shares of restricted stock may not be tendered unless such restricted Shares vest and become Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer before the expiration of the Offer.
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The Merger Agreement provides that each outstanding unvested Juno stock option (“Option”), each outstanding award of Juno time-based restricted stock units (“RSUs”), and each outstanding award of Juno time-based restricted stock awards (“RSAs”), (i) if granted 12 months or more prior to the Effective Time, will become vested pursuant to their respective terms or, if greater, with respect to 25% of the total number of Shares subject to such award, (ii) if granted following the date of the Merger Agreement but prior to the Effective Time, will become vested pursuant to their respective terms or, if greater, with respect to 25% of the total number of Shares subject to such award (the “Pre-Closing Non-Performance Awards”), or (iii) if granted less than 12 months prior to the Effective Time (other than the Pre-Closing Non-Performance Awards), will become vested pursuant to their respective terms or, if greater, with respect to that number of Shares subject thereto, such that, following such vesting, the award will be unvested with respect to that number of Shares which would have become vested and resulted in the award being 100% vested had the holder of the award remained continuously employed for an additional 24 months following the Effective Time; provided, that, with respect to any awards referred to in subsections (i) and (iii) above, if, as of the 24-month anniversary of the Effective Time, any portion of such awards remains unvested, such unvested portion will become immediately vested on such 24-month anniversary date, provided that the employee has remained employed through such 24-month anniversary date. All such awards that become vested or that are otherwise vested as of immediately prior to the Offer Acceptance Time (as defined below in “Special Factors—Section 7. Summary of the Merger Agreement”) will be cancelled and converted into the right to receive an amount in cash equal to the product of  (i) the number of Shares subject to such vested award, and (ii) the Merger Consideration (reduced by the applicable exercise price in the case of Options).

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Subject to the terms and conditions of the Merger Agreement, immediately prior to the Offer Acceptance Time, (i) each outstanding unvested Option to purchase Shares will be assumed by Celgene and converted into an option to acquire a number of shares of Celgene’s common stock, par value $0.01 per share (the “Celgene Shares”), determined by multiplying the number of Shares subject to such Option by the Exchange Ratio (as defined in this Offer to Purchase) with a corresponding adjustment to the exercise price of the Option, (ii) each outstanding RSU will be assumed by Celgene and converted into a restricted stock unit to be settled into a number of Celgene Shares determined by multiplying the number of Shares underlying such RSU award by the Exchange Ratio, and (iii) each outstanding RSA will be assumed by Celgene and converted into an award for a number of restricted Celgene Shares determined by multiplying the number of Shares subject to such RSA by the Exchange Ratio. “Exchange Ratio” means the quotient of (i) the Offer Price divided by (ii) the volume weighted average price per Celgene Share on The NASDAQ Global Select Market (“NASDAQ”) for the 15 consecutive trading days ending on the last complete trading day immediately prior to the Offer Acceptance Time. If the exercise price per share of any Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Offer Price, such Option will be cancelled without payment of any consideration to the holder thereof.

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The Merger Agreement also provides that, immediately prior to the Offer Acceptance Time, all Juno performance-based restricted stock units (“PSUs”) and Juno performance-based restricted stock awards (“PSAs”) will vest as to 50% of the total number of PSUs or PSAs (as applicable) subject to such awards, and such vested portion will be cancelled and converted into the right to receive an amount in cash equal to the product of  (i) such 50% vested portion of the award, and (ii) the Merger Consideration. The remaining 50% of the PSUs and PSAs will be assumed by Celgene and, in the case of the PSUs, will be converted into a restricted stock unit to be settled into a number of Celgene Shares determined by multiplying the number of Shares underlying such remaining portion of the PSU award by the Exchange Ratio, and, in the case of the PSAs, will be converted into an award for a number of restricted Celgene Shares determined by multiplying the number of Shares subject to such remaining portion of the PSA by the Exchange Ratio. The assumed PSUs and PSAs will be subject to the same terms and conditions as were applicable to such awards immediately prior to the Offer Acceptance Time, except that (i) 60% of the underlying shares subject to such award will vest on the one-year anniversary of the Effective Time and (ii) the remaining 40% will vest on the earlier of  (A) the second anniversary of the Effective Time, and (B) the first approval by the Food and Drug Administration (“the FDA”) of product candidate JCAR017.
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The initial offering period for the Offer will end at one minute after 11:59 p.m., Eastern time, on March 2, 2018, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the Offer.

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It is not expected that there will be a “subsequent offering period.” However, the Merger Agreement provides that we may, with prior written consent of Juno, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” A “subsequent offering period” is different from an extension of the Offer. During a “subsequent offering period,” you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the “subsequent offering period.” Purchaser will have or obtain on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase during any “subsequent offering period.” The Offer Price payable in respect of each Share that is validly tendered during any “subsequent offering period” will be paid in cash, without interest and subject to any withholding of taxes in accordance with the Merger Agreement. See “The Tender Offer—Section 1. Terms of the Offer.”

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Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.”

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Celgene estimates that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of Juno pursuant to the Offer and the Merger will be up to approximately $10,000,000,000. The Offer is not conditioned upon any financing arrangements. Celgene intends to finance the acquisition of Shares in the Offer and Merger with a combination of cash on hand, proceeds from any equity or debt financing obtained by Celgene and/or borrowings from its existing senior unsecured revolving credit facility. See “The Tender Offer— Section 10. Source and Amount of Funds.”

Juno Board Recommendation
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The strategic committee of the Juno board of directors (the “Juno Board”) recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders; (ii) declared it advisable to enter into the Merger Agreement; (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the

Offer and the Merger; (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL (as defined in this Offer to Purchase) and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and conditions of the Merger Agreement. See “Special Factors—Section 3. The Recommendation by the Board of Directors of Juno.” A more complete description of the Juno Board’s approval of the Offer and the Merger is set forth in the Juno Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC and furnished to stockholders of Juno in connection with this Offer.
Conditions
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We are not obligated to accept or purchase any Shares unless, at the Expiration Date, there have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn Shares that, considered together with all other Shares owned by Celgene and its “affiliates” (as defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”). See “The Tender Offer—Section 11. Conditions of the Offer.” As of the date of this Offer to Purchase, Celgene indirectly owns 11,109,160 Shares and Purchaser does not own any Shares.

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We are not obligated to accept or purchase any Shares unless, at the Expiration Date, the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”). See “The Tender Offer—Section 11. Conditions of the Offer.”

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We are not obligated to accept or purchase any Shares unless, at the Expiration Date, the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated (the “Antitrust Condition”). See “The Tender Offer—Section 11. Conditions of the Offer” and “The Tender Offer—Section 13. Certain Legal Matters.”

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We are not obligated to accept or purchase any Shares unless, at the Expiration Date, there has not been issued by any governmental body of competent jurisdiction and that remains in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and there is not any legal requirement that has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the “Restraints Condition”). See “The Tender Offer—Section 11. Conditions of the Offer.”

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The Offer is also subject to a number of other important conditions, as discussed in “The Tender Offer—Section 11. Conditions of the Offer.” Subject to applicable law, we can waive any condition to the Offer, other than the Minimum Condition, the Termination Condition, the Antitrust Condition and the Restraints Condition, without Juno’s consent.

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There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than any Celgene-Owned Shares and any Company-Owned Shares) solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Celgene-Owned Shares, Company-Owned Shares and Dissenting Shares) for the same cash price in the Merger.

Procedures for Tendering Shares
If you wish to accept the Offer and:
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you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, the depository for the Offer (the “Depositary”). These materials must reach the Depositary before the Offer expires. You will not be obligated to pay brokerage fees or commissions if you are record holder or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. Detailed instructions are contained in the Letter of Transmittal and in “The Tender Offer—Section 3. Procedures for Tendering Shares”;
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you are a record holder, but your stock certificate or book entry is not available or you cannot deliver or transfer it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to deliver or transfer your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See “The Tender Offer—Section 3. Procedures for Tendering Shares” for more information; or

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you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether it charges any brokerage fees or commissions.

Withdrawal Rights
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You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired. See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 4. Withdrawal Rights.”

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To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for withdrawing Shares and, accordingly, beneficial owners wishing to withdraw their Shares should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to withdraw its Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

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Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 4. Withdrawal Rights.”

Extension of the Offer
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Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn.

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We may, in our discretion, extend the Offer on one or more occasions, for up to 10 business days per extension if, as of the scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived (to the extent waivable), to permit such condition to be satisfied.

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We are required to extend the Offer from time to time for: (i) any period required by any legal requirement, any interpretation or position of the SEC, its staff or The NASDAQ Global Select

Market (“NASDAQ”) applicable to the Offer and (ii) periods of up to 15 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any applicable foreign antitrust or competition-related legal requirement shall have expired or been terminated.
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If, as of the scheduled Expiration Date, any condition to the Offer (other than the Minimum Condition or the Termination Condition) is not satisfied and has not been waived (to the extent waivable), then, if requested by Juno, we must extend the Offer on one or more occasions for an additional 10 business days per extension to permit such condition to be satisfied. However, we are required to extend the Offer in this situation only if the unsatisfied condition to the Offer is capable of being satisfied by July 23, 2018, as it may be extended pursuant to the terms of the Merger Agreement (such date, the “End Date”).

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If, as of the scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived (to the extent waivable), we are required to extend the Offer on one or more occasions for up to 10 business days per extension to permit the Minimum Condition to be satisfied. Unless we elect to do so, we are not required to extend the Offer in this situation on more than three occasions that provide, in the aggregate, at least an additional 30 business days to permit the Minimum Condition to be satisfied.

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In no event will we be required to extend the Offer beyond the earlier of  (i) the termination of the Merger Agreement in accordance with its terms and (ii) the End Date (such earlier occurrence, the “Extension Deadline”); and in no event will we be permitted to extend the Offer beyond the Extension Deadline without Juno’s prior written consent.

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We are not permitted to terminate the Offer or let the Offer expire prior to the Extension Deadline without Juno’s prior written consent

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During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Dividends and Distributions
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Under the terms of the Merger Agreement, Juno is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), without the prior written consent of Celgene. See “The Tender Offer—Section 12. Dividends and Distributions.”

Recent Juno Trading Prices; Subsequent Trading
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On January 19, 2018, the trading day before the execution of the Merger Agreement, the closing price of the Shares reported on NASDAQ was $67.81 per Share.

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The Offer Price of  $87.00 per Share represents a premium of approximately 28% to Juno’s closing stock price on January 19, 2018, the last trading day prior to execution of the Merger Agreement, and a premium of approximately 91% to Juno’s closing stock price on January 16, 2018, the last trading day prior to media speculation that Juno was involved in discussions regarding a potential sale.

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On February 1, 2018, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on NASDAQ was $85.57 per Share.

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Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Celgene. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, Celgene intends to cause the Surviving Corporation to delist the Shares from NASDAQ.

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We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See “The Tender Offer—Section 6. Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment
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If you are a “United States Holder” (as defined in “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger”), your receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you sell in the Offer or that are converted pursuant to the Merger. That gain or loss will be capital gain or loss if the Shares are capital assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. If you are a “Non-United States Holder” (as defined in “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger”), the U.S. federal income tax consequences of your receipt of cash for Shares will depend, in part, on your individual circumstances. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, non-U.S. and other tax laws. See “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Further Information
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For further information, you can call Morrow Sodali, the Information Agent for the Offer, toll-free at (800) 662-5200, or (203) 658-9400 for banks and brokers, or J.P. Morgan Securities LLC, the Dealer Manager for the Offer, toll-free at (877) 371-5947 or direct at (212) 622-4401. See the back cover page of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of
Juno Therapeutics, Inc.:
INTRODUCTION
Blue Magpie Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc., a Delaware corporation (“Juno”), other than any Celgene-Owned Shares (as defined in this Offer to Purchase) and any Company-Owned Shares (as defined in this Offer to Purchase) at a price of  $87.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any withholding of taxes in accordance with the Merger Agreement (as defined in this Offer to Purchase), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). No offer is being made for any “Celgene-Owned Shares,” which include only those Shares that are owned at the commencement of the Offer by Celgene, Purchaser or any other direct or indirect wholly-owned subsidiary of Celgene. No offer is being made for any “Company-Owned Shares,” which include only those Shares that are owned at the commencement of the Offer by Juno (or held in Juno’s treasury).
If your Shares are registered in your name and you tender directly to the Depositary (as defined in this Offer to Purchase), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, you may be subject to a required federal income tax backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.” Celgene or Purchaser will pay all charges and expenses of Equiniti Trust Company (the “Depositary”), Morrow Sodali (the “Information Agent”) and J.P. Morgan Securities LLC (the “Dealer Manager”).
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any brokerage fees or commissions. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined in this Offer to Purchase) (ii) the Merger Agreement not having been terminated in accordance with its terms, (iii) the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated, (iv) there not having been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and there not being any legal requirement that has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and (v) other customary conditions as described in “The Tender Offer—Section 11. Conditions of the Offer” (collectively, the “Offer Conditions”). There is no financing condition to the Offer.
The Minimum Condition requires that, at the Expiration Date, there have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the Delaware General Corporation Law (the “DGCL”)) and not validly withdrawn Shares that, considered together with all other Shares (if any) owned by Celgene and its “affiliates” (as defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”). Celgene currently indirectly owns 11,109,160 Shares, and

Purchaser does not own any Shares. We refer to Shares accepted for purchase pursuant to the Offer as the “Accepted Shares.”
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018, among Celgene, Purchaser and Juno (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Juno (the “Merger”), with Juno continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Celgene.
At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Company-Owned Shares, Celgene-Owned Shares and Shares held by holders who have exercised and perfected their respective appraisal rights (“Dissenting Shares”)) will, without any further action on the part of the holder of such Share, be converted into the right to receive a price per Share equal to the Offer Price, without interest and subject to any withholding of taxes in accordance with the Merger Agreement (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, transfer of Direct Registration Book-Entry Share (as defined in this Offer to Purchase) or book-entry transfer of, such Share. The Merger Agreement is more fully described in “Special Factors—Section 7. Summary of the Merger Agreement.” The principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger are described in “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the receipt of cash for Shares in connection with the Offer or the Merger.
The Offer is being made only for Shares and not for options, restricted stock units or restricted stock granted under Juno’s equity plans. If a Juno optionholder wishes to tender Shares subject to options, he or she must first exercise the options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Restricted stock units may not be tendered unless such restricted stock units vest and settle into Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer. Shares of restricted stock may not be tendered unless such restricted Shares vest and become Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer.
The Merger Agreement provides that each outstanding unvested Juno stock option (“Option”), each outstanding award of Juno time-based restricted stock units (“RSUs”), and each outstanding award of Juno time-based restricted stock awards (“RSAs”), (i) if granted 12 months or more prior to the Effective Time, will become vested pursuant to their respective terms or, if greater, with respect to 25% of the total number of Shares subject to such award, (ii) if granted following the date of the Merger Agreement but prior to the Effective Time, will become vested pursuant to their respective terms or, if greater, with respect to 25% of the total number of Shares subject to such award (the “Pre-Closing Non-Performance Awards”), or (iii) if granted less than 12 months prior to the Effective Time (other than the Pre-Closing Non-Performance Awards), will become vested pursuant to their respective terms or, if greater, with respect to that number of Shares subject thereto, such that, following such vesting, the award will be unvested with respect to that number of Shares which would have become vested and resulted in the award being 100% vested had the holder of the award remained continuously employed for an additional 24 months following the Effective Time; provided, that, with respect to any awards referred to in subsections (i) and (iii) above, if, as of the 24-month anniversary of the Effective Time, any portion of such awards remains unvested, such unvested portion will become immediately vested on such 24-month anniversary date, provided that the employee has remained employed through such 24-month anniversary date. All such awards that become vested or that are otherwise vested as of immediately prior to the Offer Acceptance Time will be cancelled and converted into the right to receive an amount in cash equal to the product of  (i) the number of Shares subject to such vested award, and (ii) the Merger Consideration (reduced by the applicable exercise price in the case of Options).
Subject to the terms and conditions of the Merger Agreement, immediately prior to the Offer Acceptance Time, (i) each outstanding unvested Option to purchase Shares will be assumed by Celgene and converted into an option to acquire a number of shares of Celgene’s common stock, par value $0.01 per share (the “Celgene Shares”), determined by multiplying the number of Shares subject to such Option by the Exchange Ratio (as defined in this Offer to Purchase) with a corresponding adjustment to the exercise price of the Option, (ii) each outstanding RSU will be assumed by Celgene and converted into a restricted stock unit to be settled into a number of Celgene Shares determined by multiplying the number of Shares underlying such RSU award by the Exchange Ratio, and (iii) each outstanding RSA will be assumed by Celgene and converted into an award for a number of restricted Celgene Shares determined by multiplying the number of Shares subject to such RSA by the Exchange Ratio. “Exchange Ratio” means the quotient of (i) the Offer Price divided by (ii) the volume weighted average price per share of Celgene’s common stock on The NASDAQ Global Select Market (“NASDAQ”) for the 15 consecutive trading days ending on the complete trading day immediately prior to the Offer Acceptance Time. If the exercise price per share of any Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Offer Price, such Option will be cancelled without payment of any consideration to the holder thereof.
The Merger Agreement also provides that, immediately prior to the Offer Acceptance Time, all Juno performance-based restricted stock units (“PSUs”) and Juno performance-based restricted stock awards (“PSAs”) will vest as to 50% of the total number of PSUs or PSAs (as applicable) subject to such awards, and such vested portion will be cancelled and converted into the right to receive an amount in cash equal to the product of  (i) such 50% vested portion of the award, and (ii) the Merger Consideration. The remaining 50% of the PSUs and PSAs will be assumed by Celgene and, in the case of the PSUs, will be converted into a restricted stock unit to be settled into a number of Celgene Shares determined by multiplying the number of Shares underlying such remaining portion of the PSU award by the Exchange Ratio, and, in the case of the PSAs, will be converted into an award for a number of restricted Celgene Shares determined by multiplying the number of Shares subject to such remaining portion of the PSA by the Exchange Ratio. The assumed PSUs and PSAs will be subject to the same terms and conditions as were applicable to such awards immediately prior to the Offer Acceptance Time, except that (i) 60% of the underlying shares subject to such award will vest on the one-year anniversary of the Effective Time and (ii) the remaining 40% will vest on the earlier of  (A) the second anniversary of the Effective Time, and (B) the first approval by the FDA of product candidate JCAR017.
The Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern time, on March 2, 2018, unless the Offer is extended. See “Section 1. Terms of the Offer,” “Section 11. Conditions of the Offer” and “Section 13. Certain Legal Matters” under “The Tender Offer.”
The strategic committee of the Juno board of directors (the “Juno Board”) recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and conditions of the Merger Agreement.
For factors considered by the Juno Board, see Juno’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Juno stockholders concurrently herewith.
If, following the acceptance for purchase of Shares by Purchaser pursuant to the Offer or otherwise, we own (or will own upon the purchase of the Accepted Shares), taking into account the Celgene-Owned Shares, one more Share than 50% of the total number of Shares outstanding, we will be able to effect the Merger pursuant to Section 251(h) of the DGCL without a vote of Juno’s stockholders.
No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the Effective Time and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”
This Offer to Purchase and the related Letter of Transmittal, and the Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.

SPECIAL FACTORS
1.
Background

Celgene management and the Celgene board of directors (the “Celgene Board”) regularly consider and evaluate potential transactions and collaborations that align with Celgene’s businesses, strategic direction and ongoing business development plans.
Juno and Celgene are parties to a number of agreements, including the Collaboration Agreement and the Voting and Standstill Agreement and certain other agreements as described more fully in “Special Factors—Section 10. Certain Agreements Between Celgene and its Affiliates and Juno.” Pursuant to the Voting and Standstill Agreement, Celgene has the right, subject to certain conditions, to designate one nominee for election to the Juno Board. In April 2017, Celgene nominated and Juno appointed Dr. Rupert Vessey as Celgene’s designated director. Previously, Dr. Thomas O. Daniel had been the Celgene designee, and after retiring from Celgene, he remained on the Juno Board as a director. As part of their ongoing collaboration, from time to time Hans E. Bishop, the Chief Executive Officer of Juno, and Mark Alles, the Chief Executive Officer of Celgene, and other members of the senior management teams of Juno and Celgene, discussed generally Juno’s and Celgene’s respective businesses.
On September 21, 2017, Juno entered into a share purchase agreement with Celgene and certain of its subsidiaries, pursuant to which Juno agreed to sell and Celgene and its subsidiaries agreed to buy 758,327 Juno Shares in a private placement exempt from the registration requirements of the Securities Act of 1933, at a sale price equal to the price to the public in a concurrent public offering. The number of shares sold to Celgene and its subsidiaries constituted approximately 9.76% of the aggregate number of the shares sold in the public offering and the private placement to Celgene.
On September 25, 2017, Mr. Bishop, Mr. Alles, Dr. Harr and Dr. George Golumbeski, Celgene’s Executive Vice President, Executive Advisor for Innovation, Business Development, met to discuss the ongoing collaboration and considerations for potential future collaboration arrangements. During this meeting, Mr. Alles and Dr. Golumbeski raised the possibility that Celgene could be interested in a potential strategic transaction with Juno if Juno were receptive to considering such a transaction. No financial or other terms of any such transaction were proposed. Mr. Bishop and Dr. Harr responded that they would discuss Celgene’s potential interest with the Juno Board.
On October 7, 2017, Mr. Bishop called Mr. Alles and advised him that Juno management was in the process of updating the Juno Board on Juno’s prospects and that the Juno Board would not be in a position to discuss a potential transaction until such process had concluded. Mr. Alles informed Mr. Bishop that Celgene had a regularly scheduled board meeting coming up and proposed that he and Mr. Bishop touch base before the Celgene board meeting.
On October 17, 2017, Celgene management, at a regularly scheduled meeting of the Celgene Board, discussed Celgene’s long-range plans, including the strategic importance of its cellular immunotherapy franchise. In connection with a discussion regarding business development generally, the possibility of a strategic transaction with Juno was briefly noted.
On October 23, 2017, Mr. Bishop informed Mr. Alles that the Juno Board would be reviewing a preliminary valuation analysis at its upcoming regularly scheduled board meeting on November 7, 2017. Mr. Bishop told Mr. Alles that he would contact Mr. Alles after the meeting.
On November 8, 2017, Mr. Bishop called Mr. Alles and informed Mr. Alles that, given the value creation opportunities ahead, Juno was not actively seeking a sale or other strategic transaction and that the strategic committee of the Juno Board (the “Strategic Committee”) considered it a difficult time to consider a strategic transaction; but, that if Celgene wanted to proceed with a proposal, it would require a compelling premium and full recognition of value to permit Celgene to conduct due diligence. Mr. Bishop informed Mr. Alles that Juno would need Celgene to provide its view on valuation of Juno in order for the Strategic Committee to fully consider the merits of any potential transaction.
On November 15, 2017, Mr. Alles communicated to Mr. Bishop that Celgene would like to start due diligence in furtherance of a potential acquisition transaction before expressing a view on valuation. Mr. Bishop responded that diligence could not start without Celgene providing its view on valuation along the lines outlined on November 8.

On or about November 16, 2017, Mr. Alles called Mr. Bishop during which call Mr. Alles expressed Celgene’s interest, subject to due diligence, in considering a transaction to potentially acquire Juno at a price of  $80.00 per share in cash, noting that Celgene might be able to go higher after performing due diligence, but that Celgene needed to first conduct sufficient due diligence before committing to a transaction or any specific proposal on price.
On November 20, 2017, Mr. Bishop informed Mr. Alles that the parties were too far apart on valuation for Juno to allow Celgene to commence due diligence. Mr. Alles reiterated that formal due diligence was necessary in order to consider and confirm Juno’s value and determine if a transaction was possible.
On November 21, 2017, Mr. Alles communicated to Mr. Bishop that Celgene was not able to improve on the $80.00 per share valuation. Mr. Bishop reiterated that Juno’s Strategic Committee was unanimous that $80.00 per share was inadequate to allow Celgene to move forward to start due diligence. Mr. Alles indicated that further discussions on valuation would not be meaningful without completion of a thorough due diligence investigation as it would be difficult for Celgene to complete a sum-of-the-parts analysis based on publicly available information that would lead to a valuation beyond $80.00 per share. Mr. Alles and Mr. Bishop agreed to schedule a meeting at the upcoming 2017 American Society of Hematology (ASH) Annual Meeting in December.
On November 28, 2017, Mr. Alles informed Mr. Bishop that Juno could expect to receive Celgene’s view of potential next steps around December 13.
On December 10, 2017, Mr. Bishop and Dr. Harr met with Mr. Alles and Dr. Golumbeski while at the ASH Annual Meeting in Atlanta, Georgia and discussed the possibility of an increased indication of interest from Celgene. Mr. Alles and Dr. Golumbeski reiterated the strategic rationale for the transaction and the potential to accelerate Juno’s platform within Celgene. Mr. Alles and Dr. Golumbeski informed Mr. Bishop and Dr. Harr that CAR-T and the role of cellular immunotherapy for cancer would be discussed at the regularly scheduled meeting of the Celgene Board on December 13-14. Mr. Alles and Dr. Golumbeski asked if Juno could provide some guidance as to what price level would be needed for Juno to allow Celgene to perform customary due diligence. Later in the day, Dr. Harr spoke with Dr. Golumbeski and told him that Juno has a best-in-class platform and its expectation on value was consistent with this view.
On December 11, 2017, Mr. Bishop called Dr. Golumbeski to offer his availability should there be any additional follow-up questions prior to the meeting of the Celgene board on December 13-14.
On December 13, 2017, Celgene management and the Celgene Board discussed the strategic importance of cellular immunotherapy and in this context, the possible consideration of a transaction involving Juno as a potential acquisition target. The Celgene Board agreed that Celgene management should fully explore any potential opportunity that made sense in the context of Celgene’s strategic long-term plans, but no formal resolutions were considered and no valuation or other transaction proposals were put forth for approval by the Celgene Board.
On December 14, 2017, Dr. Golumbeski informed Dr. Harr that Celgene would be, subject to due diligence, potentially interested in considering a transaction to acquire Juno at a price of  $86.00 per share and that such due diligence might lead to a higher price per share. Dr. Golumbeski requested that due diligence begin and that any potential for an increased indication of interest would depend on finding additional value in due diligence in four areas: (1) Juno’s BCMA program; (2) JCAR017 (now also known as liso-cel); (3) Juno’s projected cost of goods; and (4) the projected value of Juno’s infringement lawsuit against Kite Pharma, Inc. Dr. Harr informed Dr. Golumbeski that management would discuss Celgene’s interest with the Strategic Committee and get back to him regarding Celgene’s indication of interest and the commencement of diligence.
On December 15, 2017, Dr. Harr called Dr. Golumbeski to advise that Juno would permit Celgene to commence due diligence based on the previously communicated indication of interest of  $86.00 per share.
On December 19, 2017, Juno and Celgene entered into a letter agreement to add additional confidentiality obligations for transaction-related diligence activities to those already in place under the Juno-Celgene collaboration agreement, which was subsequently amended on December 21, 2017.

On December 19, 2017, Juno provided Celgene with access to an electronic data room. From December 19, 2017 through execution of the Merger Agreement, Celgene performed due diligence on Juno, including with respect to general and administrative matters, CMC, clinical research and development, regulatory matters, Juno’s research pipeline and commercial launch preparations.
On December 19, 2017, members of senior management of Juno, including Mr. Bishop and Dr. Harr, gave a management presentation to representatives of Celgene concerning research, clinical development, manufacturing and commercial matters.
From December 21, 2017 to December 30, 2017, Dr. Harr and Dr. Angus Grant, Celgene’s Corporate Vice President, Business Development, had numerous communications to discuss diligence matters, and Celgene’s objectives with respect to employee retention generally. Celgene considered broad employee retention an important component of value given the development stage of the technology, and dialogues on equity and compensation focused on this goal.
From December 24, 2017 to January 4, 2018, representatives of Juno and Celgene, including legal counsel, reviewed and negotiated a clean team agreement for the purposes of Juno sharing competitively and/or commercially sensitive information with representatives of Celgene for diligence purposes (the “Clean Team Agreement”). The Clean Team Agreement was executed on January 4, 2018.
On December 26, 2017, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Juno, delivered to representatives of Proskauer Rose LLP (“Proskauer”), counsel to Celgene, a draft Merger Agreement for a potential transaction between Juno and Celgene.
On December 27, 2017, representatives of Skadden delivered an initial draft of Juno’s disclosure schedule to the Merger Agreement to representatives of Proskauer.
On December 31, 2017, Juno management provided to Celgene a “base” and “upside” revenue forecast for Juno for 2019 through 2030, which forecast excluded BCMA-related revenue. These projections are referred to in this Offer to Purchase as the Juno Product Projections. See “Special Factors—Section 5. Opinion of Financial Advisor to Celgene—Financial Projections Regarding Juno.”
On December 31, 2017, certain senior management of Juno, including Dr. Harr, had a call with Celgene to discuss Juno’s research priorities and updated progress since the last update Juno had provided to Celgene over the summer as part of their ongoing collaboration.
On January 1, 2018, Mr. Bishop, Dr. Harr, Mr. Alles, Dr. Golumbeski and Dr. Grant had a call. Mr. Alles reiterated the importance of completing due diligence in order to enable Celgene to present an offer for Juno. Mr. Alles indicated that the parties should nevertheless aim to get a revised view on value by January 5, 2018, with the possibility of announcing a transaction within the following two weeks.
On January 3, 2018 representatives of Proskauer delivered a revised draft of the Merger Agreement to representatives of Skadden.
On January 3, 2018, Dr. Harr and Zachary Hale, Juno’s Vice President and Deputy General Counsel, met with representatives from Celgene, including Dr. Grant, Scott Smith, Celgene’s President and Chief Operating Officer, and Joe Hand, Celgene’s Senior Vice President, Global Human Resources and Corporate Services, to hear Celgene’s perspective on employee retention matters. In a separate meeting on Merger Agreement terms, Dr. Harr reiterated the importance of closing certainty to the Strategic Committee’s evaluation of any potential transaction. Dr. Grant proposed the possibility of a reverse termination fee as a potential resolution to address Juno’s desire for closing certainty.
On January 4, 2018, Celgene conducted on-site due diligence at Juno primarily pertaining to Juno’s process development and manufacturing capabilities.
On January 4, 2018, Juno management delivered a proposal to Celgene regarding equity acceleration, employee compensation matters between signing and closing and other retention matters that included a bonus pool of  $20 million in the aggregate, from which awards would be allocated to employees in amounts determined by Mr. Bishop, the treatment of Juno’s new hires, preservation of Juno’s 2018 annual compensation review process in early 2018 and treatment of existing equity awards. The proposal excluded Juno’s CEO and CFO.

On January 5, 2018, representatives of Skadden along with Bernard J. Cassidy, Juno’s General Counsel and Secretary, and Mr. Hale, had a telephonic meeting with representatives of Proskauer to negotiate various provisions of the draft Merger Agreement, including the covenant relating to the parties’ respective obligations to seek antitrust approval for the transaction, obligations to extend the tender offer and the conditions to the parties’ obligations to consummate the transaction. During this call, representatives of Proskauer informed Juno and representatives of Skadden that Celgene and its representatives had not completed a Freedom to Operate (“FTO”) analysis with respect to Juno’s patent portfolio and that such an analysis would be a required before an agreement could be executed.
On January 5, 2018, Dr. Harr called Dr. Grant to discuss the transaction, including the timeline and outstanding items.
On January 6, 2018, Dr. Golumbeski informed Mr. Bishop that Celgene had outstanding areas of diligence remaining and would not be ready to discuss valuation for at least another week. They also discussed open Merger Agreement items related to closing certainty and employee retention.
On January 6, 2018, representatives of Skadden delivered a revised draft of Juno’s disclosure schedules to the Merger Agreement to representatives of Proskauer.
On January 7, 2018, Mr. Bishop and Dr. Harr met with Mr. Alles, Dr. Golumbeski, Mr. Smith and Dr. Grant at the Annual J.P. Morgan Healthcare Conference in San Francisco, California. The parties discussed the importance to Celgene of resolving open diligence items in order to finalize the valuation included in its indication of interest to acquire Juno, and Juno reiterated the importance of closing certainty to Juno. Celgene management advised Juno management that Celgene would be announcing an executed transaction with another company the next day and assured Juno that it would not impact Celgene’s interest in pursuing a transaction with Juno.
On January 8, 2018, Dr. Harr spoke to Dr. Golumbeski about open items in the Merger Agreement and discussed a possible reverse termination fee. Dr. Harr proposed a structure focused around certain operating needs of Juno in such a scenario.
From January 10, 2018 through January 21, 2018, Dr. Harr and Dr. Golumbeski had multiple calls to discuss open Merger Agreement items, including the size of the termination fee and reverse termination fee. Dr. Harr initially proposed a reverse termination fee of  $800 million. As a result of negotiations between the parties during this period, Dr. Golumbeski indicated that Celgene could offer a reverse termination fee payable to Juno of  $600 million. Dr. Harr originally proposed a termination fee payable to Celgene of 2.25%. As a result of negotiations during this period, Dr. Golumbeski indicated that Celgene could potentially accept a termination fee payable to Celgene of  $300 million.
From January 10, 2018, through execution of the Merger Agreement, representatives of Skadden continued to exchange with Proskauer revised drafts of the Merger Agreement and disclosure schedules reflecting the positions of Juno and Celgene discussed between the parties.
On January 12, 2018, Mr. Bishop spoke with Mr. Alles and Dr. Golumbeski and Dr. Grant spoke to Dr. Harr about remaining open items.
On January 14, 2018, representatives of Skadden, along with Mr. Cassidy and Mr. Hale, had a telephonic meeting with representatives of Proskauer regarding the Merger Agreement. During the meeting it was agreed that certain open items would require a business principal level discussion between Juno and Celgene.
On January 16, 2018, after NASDAQ had closed, The Wall Street Journal published a story stating that “Celgene Corp. is in talks to buy biotechnology company Juno Therapeutics Inc.” The trading price of Juno’s common stock on the following day increased to as high as $70.00 per share during trading hours before closing at $69.25 per share, compared to a closing price of  $45.60 per share on the previous day.
On January 16, 2018, Dr. Harr and Dr. Golumbeski spoke several times about a potential transaction following publication of the story by The Wall Street Journal.
On January 18, 2018, Celgene management discussed the strategic rationale for a transaction with Juno and valuation considerations with the Celgene Board. No formal resolutions were considered by the Celgene Board at this meeting.

Also on January 18, 2018, Dr. Harr and Dr. Golumbeski had a discussion about the valuation of Juno. While no formal offer was made, there was discussion about Celgene having difficulty reaching the previously indicated $86.00 indicative price per share based on a sum-of-the-parts analysis. Dr. Golumbeski raised the subject of a potential share price in the low $80s plus contingent value rights. Dr. Harr responded that contingent value rights were likely unacceptable, but management would raise the matter with the Strategic Committee.
On January 18, 2018, Dr. Harr called Dr. Golumbeski and informed him that the Strategic Committee required a specific proposal for value. Dr. Harr and Dr. Golumbeski scheduled a call for the next morning between themselves and Mr. Bishop and Mr. Alles. Dr. Harr also informed Dr. Golumbeski that the Strategic Committee was not receptive to contingent value rights. Mr. Bishop also contacted Mr. Alles by telephone and stated that there was a disconnect between the two companies regarding valuation. Mr. Alles stated that they would speak further the following day.
On January 19, 2018, Mr. Bishop and Dr. Harr spoke with Mr. Alles and Dr. Golumbeski. Dr. Harr indicated that the Strategic Committee would not view favorably any acquisition proposal by Celgene for an amount less than $86.00 per share, the amount at which Juno had agreed to allow Celgene to perform due diligence in order to potentially increase its bid, and that the Strategic Committee expected an increase. Mr. Alles reaffirmed Celgene’s interest at a price of  $86.00 per share. Mr. Bishop agreed to inform the Strategic Committee of that price.
On January 19, 2018, Mr. Bishop and Dr. Harr again spoke with Mr. Alles and Dr. Golumbeski. Mr. Bishop noted that the Strategic Committee had expected an increase in Celgene’s previous valuation of $86.00 per share and suggested that Celgene make an offer of  $88.00 per share. Shortly thereafter, Mr. Alles and Dr. Golumbeski delivered an offer to Mr. Bishop and Dr. Harr for Celgene to acquire Juno for $87.00 per share. Mr. Alles and Dr. Golumbeski indicated that this offer was Celgene’s best and final offer.
Later on January 19, 2018, Dr. Harr and Mr. Bishop had a call with Mr. Alles and Dr. Golumbeski to communicate that Celgene’s final offer was potentially acceptable to the Strategic Committee subject to finalization of the Merger Agreement and confirmation of the termination fee and reverse termination fee, at the level previously indicated by Dr. Golumbeski.
On January 20, 2018, and January 21, 2018, representatives of management and Skadden communicated with representatives of Celgene and Proskauer to finalize agreement on open items in the Merger Agreement, including operating covenants, rights to extend the tender offer and employee matters.
On January 21, 2018, Dr. Harr informed Dr. Golumbeski that the Juno Board had approved entering into the Merger Agreement.
On January 21, 2018, the Celgene Board held a special meeting, with members of management and representatives of J.P. Morgan present, to consider approval of the proposed Merger Agreement. At the meeting, J.P. Morgan rendered its oral opinion to the Celgene Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $87.00 for each share of Juno common stock to be paid by Celgene in the proposed Offer and Merger was fair, from a financial point of view, to Celgene as more fully described in this Offer to Purchase. See “Special Factors—Section 5. Opinion of Financial Advisor to Celgene.” J.P. Morgan confirmed its January 21, 2018 oral opinion by delivering its written opinion to the Celgene Board, dated January 21, 2018, that, as of such date, the consideration to be paid by Celgene in the Offer and Merger was fair, from a financial point of view, to Celgene. Following discussions and deliberations, the Celgene Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
Following the meeting of the Celgene Board on January 21, 2018, Mr. Alles and Dr. Golumbeski informed Mr. Bishop and Dr. Harr that the Celgene Board had approved entering into the Merger Agreement.
In the evening on January 21, 2018, Juno, Celgene and Purchaser executed and delivered the Merger Agreement. Juno and Celgene also modified the Voting and Standstill Agreement to provide a customary “fall away” provision that would cause the standstill provisions to be suspended upon the occurrence of specified events, including the entry into a definitive acquisition agreement with a third party other than Celgene or a tender offer or exchange offer initiated by any person other than Celgene or its affiliates in which Juno recommends acceptance of such tender offer or exchange offer.
Before the opening of trading on NASDAQ on January 22, 2018, Juno and Celgene each filed a Current Report on Form 8-K, Juno and Celgene issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer to acquire all the outstanding Shares at a price of  $87.00 per share in cash.
On February 2, 2018, Purchaser commenced the Offer.
2.
Purpose of and Reasons for the Offer and the Merger; Plans for Juno after the Offer and the Merger

The purpose of the Offer and the Merger is for Celgene to acquire control of, and the entire equity interest in, Juno. The Offer, as a first step in the acquisition of Juno, is intended to facilitate the acquisition of all the Shares. In accordance with the Merger Agreement, if the Offer results in Celgene owning (taking into account the Celgene-Owned Shares) one more Share than 50% of the total number of Shares outstanding, Celgene will acquire the remainder of the Shares in the Merger under Section 251(h) of the DGCL (other than any Celgene-Owned Shares, Company-Owned Shares and Dissenting Shares, each as defined in this Offer to Purchase). The Celgene-Owned Shares will remain outstanding following the Merger and shall continue as shares of common stock of the Surviving Corporation, and the Company-Owned Shares will be cancelled and retired and shall cease to exist at the Effective Time.
Celgene believes that there would be a number of benefits to Juno that would follow from Juno being a wholly-owned subsidiary of Celgene. These benefits include:
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by ceasing to be a public company, Juno will benefit from the elimination of the additional burdens on its management and the expenses associated with being a public company, including no longer preparing periodic reports under federal securities laws, enabling management to devote more of their time and energy to core business operations; and

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as a wholly-owned subsidiary of Celgene, Juno will have access to Celgene’s financial, scientific, manufacturing, commercial and other resources that can support its operations and advance its product development programs.

Juno’s stockholders (both affiliated and unaffiliated) who sell their Shares in the Offer or receive the Merger Consideration for their Shares as a result of the subsequent Merger will benefit from receiving cash consideration for their Shares that represents a substantial premium to the recent trading price for the Shares. See “Special Factors—Section 4. Position of Celgene and Purchaser Regarding Fairness of the Offer and the Merger.” Additionally, after selling their Shares in the Offer or receiving the Merger Consideration for their Shares as a result of the subsequent Merger, stockholders of Juno will not bear the risk of any decrease in the value of Juno shares. However, stockholders of Juno who sell their Shares in the Offer will cease to have any equity interest in Juno or any right to participate in its potential future earnings and growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Juno.
Celgene believes that the acquisition of Juno will provide Celgene with several strategic advantages. These include (i) adding a novel scientific platform and scalable manufacturing capabilities, (ii) capturing the full potential and 100% of the global economics on all of Juno’s cellular immunotherapy assets and (iii) providing Celgene with meaningful potential growth drivers to accelerate revenue diversification.
Celgene is conducting a detailed review of Juno and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Celgene will continue to evaluate the business and operations of Juno during the pendency of the Offer and, after the consummation of the Offer and the Merger, will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Celgene intends to review such information as part of a comprehensive review of Juno’s business, operations, capitalization and management, with a view toward optimizing development of

Juno’s assets and the expertise of its employees. Possible changes could include changes in Juno’s business, corporate structure, charter, by-laws, capitalization, board of directors, and management. However, except as disclosed in this Offer to Purchase, Celgene and Purchaser have no current plans with respect to any of such matters.
Except as disclosed in this Offer to Purchase, Celgene does not have any present plans or proposals that would result in (i) an extraordinary transaction involving Juno or any of its subsidiaries such as a merger, reorganization or liquidation, (ii) a purchase, sale or transfer of a material amount of assets of Juno or any of its subsidiaries, or (iii) a material change in Juno’s present dividend rate or policy, or indebtedness or capitalization. Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Special Factors—Section 7. Summary of the Merger Agreement—Board of Directors and Officers” below.
3.
The Recommendation by the Board of Directors of Juno

The strategic committee of the Juno Board recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement (the “Juno Board Recommendation”). Juno has agreed to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the approval of the transaction by the Juno Board and recommending that Juno’s stockholders tender their Shares in the Offer.
All members of the Juno Board, other than Dr. Vessey and Dr. Daniel, were present for the vote described above. Dr. Vessey and Dr. Daniel did not participate in the vote on the transaction due to their current and past affiliation with Celgene. See “Special Factors—Section 1. Background.”
4.
Position of Celgene and Purchaser Regarding Fairness of the Offer and the Merger

The rules of the SEC require Celgene and Purchaser (together, the “Celgene Parties”) to express their belief as to the fairness of the Offer and the Merger to stockholders of Juno who are not affiliated with the Celgene Parties.
The Celgene Parties believe that the Offer Price and the Merger Consideration to be received by Juno’s stockholders that are unaffiliated with the Celgene Parties pursuant to the Offer and the Merger, respectively, is fair to such stockholders. The Celgene Parties base their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:
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The Offer Price represents a premium of approximately 28% over the closing price of the Shares on January 19, 2018, the last trading day prior to execution of the Merger Agreement, and a premium of approximately 91% over the closing stock price of the Shares on January 16, 2018, the last trading day prior to media speculation that Juno was involved in discussions regarding a potential sale.

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The Offer will provide holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales.

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Neither the Offer nor the Merger is subject to any financing condition.

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The Offer Price will be paid in cash. Therefore, holders of Shares will receive a certain value in the Offer or the Merger.

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The recommendations to Juno’s stockholders that are unaffiliated with the Celgene Parties by, and the findings of, the Juno Board with respect to the fairness of the Offer and the Merger, as described in the Schedule 13E-3 filed by Juno with the SEC.

In addition, we believe that the Offer is procedurally fair to Juno’s stockholders that are unaffiliated with the Celgene Parties, based on the following factors considered by the Celgene Parties:
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The factors considered by, and the findings of, the Juno Board with respect to the procedural fairness of the Offer and the Merger to Juno’s stockholders that are unaffiliated with the Celgene Parties as described in the Schedule 13E-3 filed by Juno with the SEC.

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The Juno Board has recommended that Juno stockholders tender their Shares to Purchaser pursuant to the Offer. Two members of the Juno Board, Dr. Vessey and Dr. Daniel, did not participate in the vote on the transaction due to their affiliation or past affiliation with the Celgene Parties. See “Special Factors—Section 1. Background.” The Juno Board, including a majority of the directors who are not Juno employees, determined that the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders.

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The Celgene Parties did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Juno Board or the negotiating positions of the Juno Board.

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The Juno Board retained its own independent legal and financial advisors to assist the Juno Board in connection with the Offer and the Merger.

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The Offer Price of  $87.00 per Share and the other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Juno Board and its advisors and the Celgene Parties and their advisors.

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The fact that the Juno Board received an opinion from its financial advisor, dated January 21, 2018, that the Offer Price to be received by the holders of Shares (other than the Company-Owned Shares and the Celgene-Owned Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of Shares. See “—Opinion of Juno’s Financial Advisor” and Annex I to the Schedule 13E-3 filed by Juno with the SEC.

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The Juno Board had access to all of the information prepared or otherwise developed by Juno’s management and made available to the Celgene Parties.

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Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender:

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The Offer will remain open for a minimum of 20 business days.

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If Celgene amends the Offer to include any material additional information, Celgene will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the additional information.

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Each of Juno’s stockholders that are unaffiliated with the Celgene Parties will be able to decide voluntarily whether or not to tender such stockholder’s Shares.

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If we consummate the Offer, we will acquire all remaining Shares (other than any Celgene-Owned Shares, Company-Owned Shares and Dissenting Shares) for the same cash price in the Merger.

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If the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (as defined in this Offer to Purchase) (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

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Following the successful completion of the Offer and the Merger, Juno’s stockholders that are unaffiliated with the Celgene Parties will not face the risk of any decline in the value of the Shares.

The Celgene Parties also considered the following factors, each of which the Celgene Parties considered negative in its considerations concerning the fairness of the terms of the transaction:
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Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of Juno or benefit from increases, if any, in the value of Juno.

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Certain directors and executive officers of Juno have actual or potential conflicts of interest in connection with the Offer and the Merger. See “Special Factors—Section 11. Interests of Certain Juno Directors and Executive Officers in the Offer and the Merger”.

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The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger”).

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Because the Celgene Parties own, in the aggregate, 11,109,160 Shares, it is possible that the Minimum Condition can be satisfied without the tender of at least a majority of the Shares held by Juno’s stockholders that are unaffiliated with the Celgene Parties.

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While the Juno Board retained its own independent legal and financial advisors to assist the Juno Board in connection with the Offer and the Merger, it did not retain an unaffiliated representative to act solely on behalf of Juno’s unaffiliated stockholders for purposes of negotiating the Merger Agreement and/or preparing a fairness opinion.

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The factors considered negative in the Juno Board’s considerations concerning the fairness of the terms of the transaction, as described in the Schedule 13E-3 filed by Juno with the SEC.

Neither Celgene Party found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Offer.
The Celgene Parties’ consideration of the factors described above reflects their assessment of the fairness of the Offer Price to Juno’s stockholders that are unaffiliated with the Celgene Parties. The Celgene Parties implicitly considered the value of Juno in a sale as a going concern by taking into account Juno’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Celgene Parties did not, however, explicitly calculate a stand-alone going concern value of Juno because the Celgene Parties believe that going concern value is not an appropriate method of determining the value of the Shares for purposes of the Offer and the Merger. Additionally, the Celgene Parties did not consider the liquidation value or net book value of Juno. The liquidation value was not considered because Juno is a viable going concern and Celgene has no plans to liquidate Juno. The net book value was not considered because Celgene believes that the net book value is not a material indicator of the value of Juno as a going concern because it does not take into account Juno’s future prospects, market conditions, trends in the biotechnology industry or the business risks inherent in competing with other companies in that industry. Therefore, the Celgene Parties believe that each of the liquidation value and the net book value of Juno is irrelevant to a determination as to whether the Offer is fair to Juno’s stockholders that are unaffiliated with the Celgene Parties.
Except as discussed above in “Special Factors—Section 1. Background,” the Celgene Parties are not aware of any firm offers made by any person, other than the Celgene Parties, during the two years preceding the date of this Offer to Purchase for (1) the merger or consolidation of Juno with or into another company, or vice versa; (2) the sale or other transfer of all or any substantial part of the assets of Juno; or (3) a purchase of Juno’s securities that would enable the holder of such securities to exercise control of Juno.
The foregoing discussion of the information and factors considered and given weight by the Celgene Parties is not intended to be exhaustive, but is believed to include the material factors considered by the Celgene Parties. The Celgene Parties’ views as to the fairness of the Offer to Juno’s stockholders that are unaffiliated with the Celgene Parties should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder’s Shares in the Offer.

5.
Opinion of Financial Advisor to Celgene

Opinion of J.P. Morgan
Pursuant to an engagement letter effective as of November 9, 2017 and executed by the parties on January 20, 2018, Celgene formally retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed Offer and Merger. All references to the Offer and Merger in this section “—Opinion of J.P. Morgan Securities LLC” refer to the Offer and Merger taken together and not separately.
At the meeting of the board of directors of Celgene (the “Celgene Board”) on January 21, 2018, J.P. Morgan rendered its oral opinion to the Celgene Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $87.00 for each Share of Common Stock (the “Consideration”) to be paid by Celgene in the proposed Offer and Merger was fair, from a financial point of view, to Celgene. J.P. Morgan has confirmed its January 21, 2018 oral opinion by delivering its written opinion to the Celgene Board, dated January 21, 2018, that, as of such date, the Consideration to be paid by Celgene in the Offer and Merger was fair, from a financial point of view, to Celgene.
The full text of the written opinion of J.P. Morgan dated January 21, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Schedule D hereto and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth herein is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the Celgene Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Offer and Merger, was directed only to the Consideration to be paid by Celgene in the proposed Offer and Merger, and did not address any other aspect of the proposed Offer and Merger. J.P. Morgan expressed no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of Celgene, to the holders of any class of securities, creditors or other constituencies of Juno, or as to the underlying decision by Celgene or Juno to engage in the Offer and Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Juno as to whether such stockholder should tender its Shares into the Offer or as to any other matter.
In arriving at its opinion, J.P. Morgan:
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reviewed the Merger Agreement;

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reviewed certain publicly available business and financial information concerning Juno and the industries in which it operates;

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reviewed the current and historical market prices of the Common Stock;

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reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Celgene relating to Juno’s business; and

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performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Celgene with respect to certain aspects of the Offer and Merger, and the past and current business operations of Juno and Celgene, the financial condition and future prospects and operations of Juno and Celgene, the effects of the Offer and Merger on the financial condition and future prospects of Celgene, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Celgene or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Juno or Celgene under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Juno and Celgene to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Offer and Merger and the other transactions contemplated by the Merger Agreement will have the tax consequences as described in discussions with, and in the materials furnished to J.P. Morgan by, representatives of Celgene, and will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by Celgene and Juno in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Celgene with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer and Merger will be obtained without any adverse effect on Juno or Celgene or on the contemplated benefits of the Offer and Merger.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Celgene of the Consideration to be paid by Celgene in the proposed Offer and Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of Celgene, to the holders of any class of securities, creditors or other constituencies of Juno, or as to the underlying decision by Celgene or Juno to engage in the Offer and Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Offer and Merger, or any class of such persons relative to the Consideration to be paid by Celgene in the Offer and Merger or with respect to the fairness of any such compensation. Furthermore, J.P. Morgan expressed no opinion as to the price at which the Common Stock will trade at any future time.
The terms of the Merger Agreement, including the Consideration, were determined through arm’s length negotiations between Juno and Celgene, and the decision to enter into the Merger Agreement was solely that of the Celgene Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Celgene Board in its evaluation of the proposed Offer and Merger and should not be viewed as determinative of the views of the Celgene Board or the management of Celgene with respect to the proposed Offer and Merger or the Consideration to be received by holders of Shares in connection therewith.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering its opinion to the Celgene Board on January 21, 2018 and contained in the presentation delivered to the Celgene Board on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Discounted Cash Flow Analysis
J.P. Morgan conducted a sum-of-the-parts discounted cash flow analysis of Juno, on a product-by-product basis, for the purpose of determining an implied fully diluted equity value per share for the Common Stock based on the aggregate of the implied values calculated by J.P. Morgan for each of Juno’s existing and identified pipeline products and its technology platform, and taking into account certain other items described below. A discounted cash flow analysis is a method of valuing an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their present value. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for each of Juno’s existing and identified pipeline products and technology platform for this purpose represents revenues from product sales and intellectual property licensing upfront payments and royalty fees, less, as applicable, cost of goods sold (“COGS”), third party royalty payments, research and development expense and selling, general and administrative expense for such product, and, as applicable, adjusted for taxes. “Present value” refers to the current value of the cash flows generated by the asset or, as applicable, the amounts of a future expense and is obtained by discounting those cash flows or amounts back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by a product for periods beyond the projection period.
J.P. Morgan performed the discounted cash flow analysis of Juno, based on projections prepared by the management of Celgene relating to Juno’s business, for each of Juno’s existing and identified pipeline products, as well as for Juno’s technology platform, based on three unidentified pipeline products.
In arriving at the implied fully diluted equity value per share of Common Stock on a standalone basis, J.P. Morgan calculated, based on financial projections prepared by the management of Celgene relating to Juno’s business, the unlevered free cash flows that Juno is expected to generate from each of its existing and identified pipeline products from January 1, 2018 through December 31, 2040 and the unlevered free cash flows that Juno is expected to generate from each of the three unidentified pipeline products in the technology platform during the period from January 1, 2018 through the period ending on the last day of the tenth year following each unidentified product’s commercial launch. J.P. Morgan also calculated, based on financial projections prepared by the management of Celgene relating to Juno’s business, the unlevered free cash flows associated with both upfront and royalty fees expected from licensing of intellectual property to third parties and cash tax savings from net operating losses. These unlevered free cash flows were then discounted to present values as of December 31, 2017, using a range of discount rates from 10.0% to 12.0%. The discount rate range was based upon J.P. Morgan’s analysis of the weighted average cost of capital of Juno. J.P. Morgan assigned no terminal value beyond 2040 to existing and identified pipeline products. In calculating the implied value of Juno’s technology platform, at the direction of the management of Celgene, J.P. Morgan applied a terminal value growth rate of 2.0% to 3.0% for the period subsequent to the last day of the tenth year following commercial launch to each of the unidentified pipeline products. J.P. Morgan then aggregated the present value of the unlevered free cash flows associated with (i) each existing and identified pipeline product and each unidentified pipeline product in the technology platform, (ii) upfront and royalty fees expected from licensing of intellectual property to third parties, and (iii) cash tax savings from net operating losses to derive a firm value. The firm value was further adjusted by adding Juno’s estimated net cash at December 31, 2017 to derive an implied equity value. For purposes of its analysis, J.P. Morgan assumed a valuation date of December 31, 2017.
Based on the foregoing, J.P. Morgan derived an implied fully diluted equity value per share range for Juno, on a standalone basis, rounded to the nearest $0.25, of between $81.25 and $105.25, which J.P. Morgan compared to the proposed cash consideration per Share of  $87.00 in cash.
Miscellaneous
The foregoing summary of the material financial analyses undertaken by J.P. Morgan does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the range of valuations resulting from the analyses described above was merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Juno. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any of the analyses or factors considered by it and did not form an opinion as to whether any of such analyses or any factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Celgene with respect to the proposed Offer and Merger and deliver an opinion to the Celgene Board with respect to the Offer and Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Celgene and Juno and the industries in which they operate.
J.P. Morgan received a fee from Celgene of  $7,000,000 upon the public announcement of the Offer and Merger. Celgene has agreed to pay J.P. Morgan a transaction fee of  $35,000,000, against which the public announcement fee will be credited, upon the consummation of the proposed Offer and Merger. In addition, Celgene has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Celgene and Juno for which J.P. Morgan and such affiliates have received customary compensation. Such services have included acting as joint lead arranger and bookrunner on Celgene’s revolving credit facility which closed in April 2017, joint lead bookrunner on Celgene’s offering of debt securities which priced in October 2017 and joint lead bookrunner on Juno’s offering of equity securities which closed in September 2017. J.P. Morgan anticipates that it and its affiliates will arrange and/or provide financing to Celgene in connection with the Offer and Merger for customary compensation. In addition, J.P. Morgan is acting as the Dealer Manager in connection with the Offer, for which it will receive indemnification against certain liabilities in connection with the Offer, including under federal securities laws. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Celgene and Juno. During the two-year period preceding delivery of its opinion ending on January 21, 2018, the aggregate fees received by J.P. Morgan from Celgene were approximately $4.0 million and from Juno were approximately $4.9 million. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Celgene or Juno for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.
Financial Projections Regarding Juno
On December 31, 2017, Juno provided Celgene with the following base-case and upside case non-risk adjusted financial projections regarding product-level performance detail for Juno’s products and product candidates identified in the following tables (the “Juno Product Projections”):

Non-Risk Adjusted Product and Product Candidate Projections (Upside)
	Year Ending December 31,
	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
	(Revenue in millions)
JCAR017 US (1)	$285	$1,359	$2,556	$3,414	$4,297	$5,090	$7,429	$9,537	$10,116	$10,664	$11,240	$11,848
JCAR017 Ex-US (1)	—	$169	$1,179	$2,257	$3,068	$3,656	$4,004	$5,345	$6,433	$6,514	$6,558	$6,603
JCAR024 (ROR-1)	—	—	—	—	—	$667	$2,085	$3,555	$4,410	$4,652	$4,802	$4,959
JCAR020 (MUC-16)	—	—	—	—	—	$458	$1,417	$2,385	$2,906	$3,045	$3,130	$3,219
JTCR016(WT-1)	—	—	—	—	—	$1,374	$4,299	$7,320	$9,081	$9,586	$9,904	$10,236
LeY	—	—	—	—	—	$611	$1,910	$3,241	$4,006	$4,229	$4,372	$4,523
JTCRO18 (HPV)	—	—	—	—	—	$287	$894	$1,533	$1,908	$2,001	$2,051	$2,103

(1)
The projections reflect gross revenue for JCAR017, without giving effect to (i) Celgene’s right to develop and commercialize the Juno CD19 program outside North America and China and (ii) Juno’s right to a net 10% royalty from Celgene on products in such territories other than the U.S. and China.

Non-Risk Adjusted Product and Product Candidate Projections (Base Case)
	Year Ending December 31,
	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
	(Revenue in millions)
JCAR017 US (1)	$148	$739	$1,658	$2,275	$2,619	$2,957	$4,441	$6,009	$6,511	$6,862	$7,232	$7,622
JCAR017 Ex-US (1)	—	$63	$559	$1,431	$1,998	$2,206	$2,390	$3,673	$4,927	$5,118	$5,153	$5,188
JCAR024 (ROR-1)	—	—	—	—	—	$46	$139	$377	$627	$1,096	$1,620	$1,969
JCAR020 (MUC-16)	—	—	—	—	—	$56	$167	$408	$641	$911	$1,174	$1,331
JTCR016(WT-1)	—	—	—	—	—	$95	$285	$859	$1,493	$2,457	$3,476	$4,127
LeY	—	—	—	—	—	$53	$159	$388	$612	$1,027	$1,491	$1,803
JTCRO18 (HPV)	—	—	—	—	—	$13	$38	$127	$228	$436	$671	$826

(1)
The projections reflect gross revenue for JCAR017, without giving effect to (i) Celgene’s right to develop and commercialize the Juno CD19 program outside North America and China and (ii) Juno’s right to a net 10% royalty from Celgene on products in such territories other than the U.S. and China.

Additionally, in connection with the Celgene Board’s evaluation of a potential transaction with Juno, Celgene’s management developed financial projections regarding Juno for each of Juno’s existing and identified pipeline products, as well as for Juno’s technology platform, based on three unidentified pipeline products (the “Celgene Projections Regarding Juno,” and, together with the Juno Product Projections, the “Juno Projections”). The Celgene Projections Regarding Juno include only revenue that would be incremental to revenue to be derived from Celgene’s existing rights under the Collaboration Agreement. Celgene’s management provided the Celgene Projections Regarding Juno to the Celgene Board and to J.P. Morgan and directed J.P. Morgan to use the Celgene Projections Regarding Juno in connection with the rendering of its fairness opinion to the Celgene Board attached hereto as Schedule D and performing its related financial analysis, as described under the heading “—Opinion of Financial Advisor to Celgene.” The following table is a summary of the Celgene Projections Regarding Juno which, with regard to the unidentified pipeline products, assumed a terminal value growth rate of 2.5% (being the mid-point of a range of 2.0% to 3.0%) for the period subsequent to the last day of the tenth year following commercial launch for each of such unidentified pipeline products:
	Year Ending December 31,
	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
	(In millions)
Total Revenue	$19	$198	$435	$859	$1,571	$2,304	$3,035	$3,847	$4,472	$4,985	$5,302	$5,699
Gross Profit	$19	$164	$343	$683	$1,242	$1,783	$2,337	$3,078	$3,656	$4,080	$4,346	$4,693
EBIT(1)	($455)	($343)	($122)	$279	$753	$1,219	$1,780	$2,651	$3,127	$3,681	$3,956	$4,395
NOPAT (2)	($455)	($343)	($122)	$279	$753	$1,034	$1,335	$1,988	$2,346	$2,761	$2,967	$3,297
	Year Ending December 31,
	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
	(In millions)
Total Revenue	$5,044	$4,666	$4,464	$4,315	$3,865	$3,598	$3,040	$2,844	$2,721	$2,729	$2,702
Gross Profit	$4,196	$3,877	$3,686	$3,546	$3,158	$2,937	$2,465	$2,299	$2,197	$2,199	$2,167
EBIT(1)	$3,846	$3,431	$3,148	$2,946	$2,534	$2,298	$1,850	$1,706	$1,615	$1,602	$1,555
NOPAT(2)	$2,885	$2,573	$2,361	$2,210	$1,901	$1,724	$1,388	$1,280	$1,211	$1,201	$1,166

(1)
EBIT consists of earnings before interest and taxes.

(2)
NOPAT consists of net operating profit after tax.

The Celgene Projections Regarding Juno and the Juno Product Projections, which are forward-looking statements, have been included in this Offer to Purchase for the limited purposes of giving stockholders access to financial projections that were prepared by Juno’s and Celgene’s management, respectively, and provided to the Celgene Board and to J.P. Morgan, and are not included in order to influence any Juno stockholder to make any investment decision with respect to the Offer or the Merger, including whether or not to seek appraisal rights with respect to such stockholder’s Shares. The Celgene Projections Regarding Juno and the Juno Product Projections were prepared by Juno’s and Celgene’s management, respectively, for internal use and not with a view to publication. The Juno Projections were not prepared with a view to compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. While the Juno Projections are necessarily presented with numerical specificity, they were based on numerous variables and assumptions that are inherently uncertain. The Juno Product Projections were based upon financial, operating and commercial assumptions developed by Juno’s management. The Celgene Projections Regarding Juno were based on assumptions concerning Juno’s operations, business prospects and other revenue and operating assumptions prepared by Celgene’s management that were based on Celgene’s independent judgment. Neither Celgene’s nor Juno’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to any of the Juno Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Projected information and forecasts of this type are forward-looking statements and are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in Juno’s filings with the SEC under the Exchange Act and elsewhere in this Offer to Purchase. These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. The Juno Projections also reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The Juno Projections cover multiple years and by their nature become less reliable with each successive year. The inclusion of the Juno Projections herein should not be regarded as an indication that Celgene or Purchaser or their respective affiliates or representatives viewed the Juno Projections as material or considered or consider such data to be necessarily predictive of actual future events, and such data should not be relied upon as such.
In light of the foregoing factors and the uncertainties inherent in the Juno Projections, holders of Shares are cautioned not to place undue, if any, reliance on the Juno Projections. Neither of Celgene nor Purchaser nor any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Juno compared to the information contained in the Juno Projections described above, and none of them intends to, and each of them disclaims any obligation to, provide any update, revision or correction thereof if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term), except as required by law.
6.
Effects of the Offer

If the Offer is completed, in accordance with the terms of the Merger Agreement, Celgene will cause Purchaser to be merged with and into Juno, with Juno continuing as the Surviving Corporation and a wholly-owned subsidiary of Celgene. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Company-Owned Shares, Celgene-Owned Shares and Dissenting Shares) will, without any further action on the part of the holder of such Share, be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.
If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”
If the Offer is not completed for any reason, Celgene will review its options. These include (i) not taking any further action, (ii) purchasing or selling Shares in the open market or in privately negotiated transactions, (iii) making a new tender offer, (iv) seeking to negotiate a merger or other business combination with Juno or (v) a combination of the foregoing. If Celgene were to pursue any of these alternatives, it might take considerably longer for the unaffiliated stockholders of Juno to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the Offer. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may be higher or lower than or the same as the Offer Price.
According to information provided by Juno and Juno’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Juno’s net book value as of December 31, 2016 was $10.42 and it had a net loss of approximately $245.58 million for the fiscal year ended December 31, 2016. As a result of the Offer, Celgene’s interest in Juno’s net book value and net earnings (loss) will increase to the extent of the number of Shares acquired under the Offer. If the Offer is completed, following consummation of the Merger, Celgene’s interest in such items will increase to 100%, and Celgene and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Juno’s operations and any future increase in Juno’s value. Similarly, Celgene will also bear the risk of losses generated by Juno’s operations and any decrease in the value of Juno after the Merger. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of Juno after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Juno’s operations or decline in the value of Juno after the Merger.
The Shares are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed on NASDAQ under the symbol “JUNO.” If the Offer is completed, as a result of the consummation of the Merger following the Offer, there will be no public market for the Shares. After the Merger, the Shares will cease to be listed on NASDAQ or any other national securities exchange, and prices with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, any obligation of Juno to file reports under Section 15(d) of the Exchange Act will be suspended and registration of the Shares under the Exchange Act will be terminated. See “The Tender Offer—Section 7. Possible Effects of the Offer; NASDAQ Listing; Exchange Act Registration.”
7.
Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC on February 2, 2018 (the “Schedule TO”). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 9. Certain Information Concerning Purchaser and Celgene.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Juno. Celgene, Purchaser or their respective subsidiaries or affiliates of stockholders. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure schedule that was provided by Juno to Celgene and Purchaser but is not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer no later than February 2, 2018. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in “The Tender Offer—Section 11. Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment). Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in “The Tender Offer—Section 11. Conditions of the Offer”, the Merger Agreement provides that Purchaser shall, and Celgene shall cause Purchaser to promptly after (and in any event no later than the first business day after) the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the

Offer (the “Offer Acceptance Time”) and, promptly after (and in any event no later than the second business day after) the Offer Acceptance Time, pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern time on March 2, 2018, unless we extend the Offer pursuant to the terms of the Merger Agreement.
Purchaser expressly reserves the right to waive (to the extent permitted under applicable legal requirements) any Offer Condition, to increase the amount of cash constituting the Offer Price, to make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement and to terminate the Offer if the conditions to the Offer are not satisfied and the Merger Agreement is terminated, except that Juno’s prior written approval is required for Celgene or Purchaser to:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements on the Offer in addition to the Offer Conditions;

•
amend, modify or waive the Minimum Condition, the Termination Condition, the Antitrust Condition or the Restraints Condition;

•
amend or modify any other term of the Offer in a manner that adversely affects (or would reasonably be expected to adversely affect) any holder of Shares in its capacity as such;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or permitted by the terms of the Merger Agreement; or

•
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d 11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Celgene is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:
•
Purchaser may, in its discretion (and without the consent of Juno or any other Person), extend the Offer on one or more occasions, for up to 10 business days per extension if, as of the scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived (to the extent waivable), to permit such condition to be satisfied;

•
Purchaser is required (and Celgene is required to cause Purchaser to) to extend the Offer from time to time for: (i) any period required by any legal requirement, any interpretation or position of the SEC, its staff or NASDAQ applicable to the Offer and (ii) periods of up to 15 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any applicable foreign antitrust or competition-related legal requirement shall have expired or been terminated;

•
if, as of the scheduled Expiration Date, any condition to the Offer (other than the Minimum Condition or the Termination Condition) is not satisfied and has not been waived (to the extent waivable), then, if requested by Juno, Purchaser is required to (and Celgene is required to cause Purchaser to) extend the Offer on one or more occasions for an additional 10 business days per extension to permit such condition to be satisfied. However, Purchaser is required to extend the Offer in this situation only if the unsatisfied Offer Condition or Offer Conditions are capable of being satisfied on or before the End Date; and

•
if, as of the scheduled Expiration Date, all of the conditions to the Offer (other than the Minimum Condition) have been satisfied or waived (to the extent waivable), Purchaser is required to (and Celgene is required to cause Purchaser to) extend the Offer on one or more occasions for up to 10 business days per extension to permit the Minimum Condition to be satisfied. Unless Purchaser in its sole and absolute discretion elects to do so, it is not required to extend the Offer in this situation on more than three occasions that provide, in the aggregate, at least an additional 30 business days to permit the Minimum Condition to be satisfied.

However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in compliance with its terms and the End Date (such earlier occurrence, the “Extension Deadline”) and may not extend the Offer beyond the Extension Deadline without Juno’s consent. Purchaser is not permitted to terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of Juno.
Purchaser is required to (and Celgene is required to cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer upon any termination of the Merger Agreement. Upon termination of the Merger Agreement, Purchaser is required to return all tendered Shares to the registered holders that tendered such Shares.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Juno, the separate existence of Purchaser will cease, and Juno will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Celgene, Purchaser and Juno have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a vote of Juno’s stockholders in accordance with Section 251(h) of the DGCL.
As of the Effective Time, the certificate of incorporation of Juno will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.
The obligations of Juno, Celgene and Purchaser to complete the Merger are subject to the satisfaction or waiver by each of the parties of the following conditions:
•
The Offer Acceptance Time shall have occurred; and

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no governmental body shall have promulgated, enacted, issued or deemed applicable to the Merger any law which prohibits or makes illegal the consummation of the Merger.

Board of Directors and Officers.   As of the Effective Time, the board of directors and officers of the Surviving Corporation will be the members of the board of directors and officers, respectively, of Purchaser immediately prior to the Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal.
Conversion of Capital Stock at the Effective Time.   Shares outstanding immediately prior to the Effective Time (other than Company-Owned Shares, which will be canceled and retired and cease to exist without consideration or payment; Celgene-Owned Shares, which will remain outstanding and shall continue as shares of common stock of the Surviving Corporation; and Shares held by a holder who properly exercises and perfects his appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares (“Dissenting Shares”)) will be converted at the Effective Time into the right to receive the Merger Consideration.
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time shall be converted into that number of shares of common stock of the Surviving Corporation, equal to the sum of (i) that number of Shares that are irrevocably accepted for purchase by Purchaser pursuant to the Offer, (ii) that number of Shares that are converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, and (iii) that number of Dissenting Shares.
Promptly after (and in any event no later than the second business day after) the Offer Acceptance Time, Celgene will deposit or cause to be deposited with the Depositary, as paying agent (the “Paying Agent”), cash sufficient to make the payment of the aggregate Offer Price. On or prior to the date of the consummation of the Merger (the “Closing Date”), Celgene will deposit or cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration in the Merger.
Treatment of Equity Awards.   Pursuant to the Merger Agreement, each outstanding unvested Juno stock option (“Option”), each outstanding award of Juno time-based restricted stock units (“RSUs”), and each outstanding award of Juno time-based restricted stock awards (“RSAs”), (i) if granted 12 months or more prior to the Effective Time, will become vested pursuant to their respective terms or, if greater, with respect to 25% of the total number of Shares subject to such award, (ii) if granted following the date of the Merger Agreement but prior to the Effective Time, will become vested pursuant to their respective terms or, if greater, with respect to 25% of the total number of Shares subject to such award (the “Pre-Closing Non-Performance Awards”), or (iii) if granted less than 12 months prior to the Effective Time (other than the Pre-Closing Non-Performance Awards), will become vested pursuant to their respective terms or, if greater, with respect to that number of Shares subject thereto, such that, following such vesting, the award will be unvested with respect to that number of Shares which would have become vested and resulted in the award being 100% vested had the holder of the award remained continuously employed for an additional 24 months following the Effective Time; provided, that, with respect to any awards referred to in subsections (i) and (iii) above, if, as of the 24-month anniversary of the Effective Time, any portion of such awards remains unvested, such unvested portion will become immediately vested on such 24-month anniversary date, provided that the employee has remained employed through such 24-month anniversary date. All such awards that become vested or that are otherwise vested as of immediately prior to the Offer Acceptance Time will be cancelled and converted into the right to receive an amount in cash equal to the product of  (i) the number of Shares subject to such vested award, and (ii) the Merger Consideration (reduced by the applicable exercise price in the case of Options).
Subject to the terms and conditions of the Merger Agreement, immediately prior to the Offer Acceptance Time, (i) each outstanding unvested Option to purchase Shares will be assumed by Celgene and converted into an option to acquire a number of shares of Celgene’s common stock, par value $0.01 per share (the “Celgene Shares”), determined by multiplying the number of Shares subject to such Option by the Exchange Ratio (as defined in this Offer to Purchase) with a corresponding adjustment to the exercise price of the Option, (ii) each outstanding RSU will be assumed by Celgene and converted into a restricted stock unit to be settled into a number of Celgene Shares determined by multiplying the number of Shares underlying such RSU award by the Exchange Ratio, and (iii) each outstanding RSA will be assumed by Celgene and converted into an award for a number of restricted Celgene Shares determined by multiplying the number of Shares subject to such RSA by the Exchange Ratio. “Exchange Ratio” means the quotient of (i) the Offer Price divided by (ii) the volume weighted average price per share of Celgene’s common stock on NASDAQ for the 15 consecutive trading days ending on the complete trading day immediately prior to the Offer Acceptance Time. If the exercise price per share of any Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Offer Price, such Option will be canceled without payment of any consideration to the holder thereof.
The Merger Agreement also provides that, immediately prior to the Offer Acceptance Time, all Juno performance-based restricted stock units (“PSUs”) and Juno performance-based restricted stock awards (“PSAs”) will vest as to 50% of the total number of PSUs or PSAs (as applicable) subject to such awards, and such vested portion will be cancelled and converted into the right to receive an amount in cash equal to the product of  (i) such 50% vested portion of the award, and (ii) the Merger Consideration. The remaining 50% of the PSUs and PSAs will be assumed by Celgene and, in the case of the PSUs, will be converted into a restricted stock unit to be settled into a number of Celgene Shares determined by multiplying the number of Shares underlying such remaining portion of the PSU award by the Exchange Ratio, and, in the case of the PSAs, will be converted into an award for a number of restricted Celgene Shares determined by multiplying the number of Shares subject to such remaining portion of the PSA by the Exchange Ratio. The assumed PSUs and PSAs will be subject to the same terms and conditions as were applicable to such awards immediately prior to the Offer Acceptance Time, except that (i) 60% of the underlying shares subject to such award will vest on the one-year anniversary of the Effective Time and (ii) the remaining 40% will vest on the earlier of  (A) the second anniversary of the Effective Time, and (B) the first approval by the FDA of product candidate JCAR017.
Representations and Warranties.   This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Celgene, Purchaser or Juno, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Juno to Celgene in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Juno has made representations and warranties to Celgene and Purchaser with respect to, among other things:
•
corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•
capitalization;

•
financial statements and SEC filings;

•
disclosure controls and internal controls over financial reporting;

•
absence of certain changes since Juno’s financial statements for the period ending December 31, 2016;

•
absence of a Material Adverse Effect (as defined below) from December 31, 2016 through the date of the Merger Agreement;

•
real property matters;

•
intellectual property;

•
material contracts;

•
absence of undisclosed liabilities;

•
legal and regulatory compliance;

•
compliance with anti-corruption and anti-bribery laws;

•
permits and licenses;

•
governmental authorizations;

•
tax matters;

•
employees and employee benefit plans, including ERISA and certain related matters;

•
environmental matters;

•
authority relative to the Merger Agreement;

•
insurance;

•
absence of litigation;

•
state takeover statutes;

•
required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•
opinion of its financial advisor; and

•
brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Juno are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any state of facts, condition, development, occurrence, circumstance, change, effect or event, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Juno to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) (collectively, the “Transactions”) on or before the End Date or (b) the business, assets, financial condition or results of operations of Juno and its subsidiaries, taken as a whole. The definition of  “Material Adverse Effect” excludes the following, either alone or in combination, from constituting or being taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above:
(i)
any change in the market price or trading volume of Juno’s stock or change in Juno’s credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excepted);

(ii)
any state of facts, condition, development, occurrence, circumstance, change, effect or event resulting from the announcement, pendency or performance of the Transactions (subject to specified exceptions);

(iii)
any state of facts, condition, development, occurrence, circumstance, change, effect or event generally affecting the industries in which Juno and its subsidiaries operate or the economy generally or other general business, financial, market, regulatory or political conditions in the United States or elsewhere in the world (except to the extent that Juno and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industries in which Juno and its subsidiaries operate);

(iv)
any state of facts, condition, development, occurrence, circumstance, change, effect or event arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency (except to the extent that Juno and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industries in which Juno and its subsidiaries operate);

(v)
any state of facts, condition, development, occurrence, circumstance, change, effect or event arising directly or indirectly from or otherwise relating to any outbreak or escalation of hostilities, act of terrorism, war, national or international calamity, natural disaster or any other similar event in the United States or elsewhere in the world (except to the extent that Juno and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industries in which Juno and its subsidiaries operate);

(vi)
the failure of Juno to meet internal or analysts’ expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excepted);

(vii)
any adverse effect arising directly from or otherwise directly relating to any action taken by Juno at the written direction of an officer of Celgene or any action expressly required to be taken by Juno pursuant to the terms of the Merger Agreement, or the failure of Juno to take any action that Juno is expressly prohibited by the terms of the Merger Agreement from taking to the extent Celgene fails to give its timely consent thereto after a written request therefor;

(viii)
any state of facts, condition, development, occurrence, circumstance, change, effect or event resulting or arising from the identity of, or any facts or circumstances relating to, Celgene, Purchaser or any of their respective affiliates;

(ix)
any state of facts, condition, development, occurrence, circumstance, change, effect or event arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any legal requirement or U.S. generally accepted accounting principles (“GAAP”), or interpretations of any legal requirement or GAAP (except to the extent that Juno and its subsidiaries are materially disproportionately affected thereby as compared with other participants in the industries in which Juno and subsidiaries operate);

(x)
any legal proceedings brought by holders of Dissenting Shares in connection with the exercise of appraisal rights under Section 262 of the DGCL; or

(xi)
any litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement or the Transactions.

In the Merger Agreement, Celgene and Purchaser have made representations and warranties to Juno with respect to:
•
corporate matters, such as organization, standing, power and authority;

•
the formation and activities of Purchaser;

•
authority relative to the Merger Agreement;

•
required consents and approvals, and no violations of laws, governance documents or agreements;

•
accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the Schedule 13E-3;

•
absence of litigation;

•
sufficiency of funds to consummate the Offer and the Merger;

•
ownership of securities of Juno;

•
independent investigation regarding Juno; and

•
broker’s fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Celgene and Purchaser are qualified as to “materiality” or Material Adverse Effect, or the ability to consummate the Transactions.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Access to Information.   From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, Juno will, and will cause its subsidiaries to, provide Celgene and Celgene’s officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, “Representatives”) reasonable access during Juno’s normal business hours to Juno’s Representatives, designated personnel and assets, and to all existing books, records, documents and information relating to Juno and its subsidiaries, as Celgene may reasonably request, and to promptly provide all reasonably requested information regarding Juno’s and its subsidiaries, business, in each case for any reasonable business purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.
Notice of Certain Events.   Juno and Celgene have agreed to promptly notify the other of  (i) any notice or communication received from any governmental body in connection with the Transactions or from any person alleging that the consent of such person may be required in connection with the Transactions; (ii) any legal proceeding relating to the Transactions; or (iii) any state of facts, condition, development, occurrence, circumstance, change, effect or event that has had or would reasonably be expected to have, in the case of Juno, a Material Adverse Effect, and in the case of Celgene, a material adverse effect on the ability of Celgene and Purchaser to consummate the Transactions, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.
Conduct of Business Pending the Merger.   Juno has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement or required by applicable legal requirements, as consented to in writing by Celgene (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed prior to execution of the Merger Agreement in Juno’s confidential disclosure schedule, it will, and will cause each of its subsidiaries to (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its material assets, properties, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with Juno and its subsidiaries. In addition, Juno and its subsidiaries will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):
•
establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);

•
repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares (subject to specified exceptions);

•
split, combine, subdivide or reclassify any Shares or other equity interests;

•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of  (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (subject to specified exceptions);

•
establish, adopt, terminate or materially amend any employee plan;

•
commence any clinical trial in respect of any Juno product;

•
terminate, suspend, modify or otherwise take any step to limit the effectiveness or validity of any applicable material governmental authorization;

•
qualify any new site for manufacturing any Juno product, which does not include the qualification of any reagent manufacturer;

•
amend or permit the adoption of any amendment to the certificate of incorporation or bylaws or other charter or organizational documents;

•
form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership or similar arrangement;

•
make or authorize any capital expenditure, except capital expenditures that do not exceed $1,000,000 individually or $5,000,000 in the aggregate;

•
acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise subject to any encumbrance any material right or other material asset or property (subject to specified exceptions);

•
incur or guarantee any long-term or short-term indebtedness (except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements in an amount not to exceed $1,000,000 at any time), repay (other than in the ordinary course of business consistent with past practice), redeem or repurchase any long-term or short-term debt, or cancel any material debt or claim owed to Juno or its subsidiaries;

•
amend or waive any of Juno’s material rights under, or accelerate the vesting under, any provision of any employee plan;

•
grant any employee or director any increase in compensation, bonuses or other benefits (except as provided for in the Merger Agreement) (subject to specified exceptions);

•
lend money or make capital contributions or advances to, or make investments in, any person;

•
except in the ordinary course of business consistent with past practice, amend or modify in any material respect, or waive any material rights under or voluntarily terminate, any material contract, or enter into any contract which would be a material contract;

•
except as required by applicable legal requirements, or in the ordinary course of business consistent with past practice, (i) make any material change to any accounting method or accounting period used for tax purposes that has a material effect on taxes; (ii) make, rescind or change any material tax election; (iii) file a material amended tax return; (iv) enter into a “closing agreement” with any governmental body regarding any material tax liability or assessment; (v) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund; or (vi) waive or extend the statute of limitations with respect to any material tax or material tax return;
•
settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations of not more than $1,000,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of Juno or any of its subsidiaries) or results in no monetary or other material non-monetary obligation of Juno or its subsidiaries, subject to certain specified exceptions;

•
enter into any collective bargaining agreement or other agreement with any labor organization;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Juno or any of its subsidiaries;

•
amend or modify the compensation terms or any other obligations of Juno contained in the engagement letter with its financial advisor in a manner adverse to Juno or any of its subsidiaries or to Celgene, or engage other financial advisors in connection with the Transactions (unless Juno’s board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law);

•
enter into any contract or transaction between Juno or any of Juno’s subsidiaries, on the one hand, and any affiliate of Juno or any of its subsidiaries on the other hand (subject to specified exceptions); or

•
authorize, agree or commit to take any of the foregoing actions.

Antitrust Laws.   Each of Juno, Celgene and Purchaser has agreed to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust laws that may be asserted by any governmental body, so as to enable the closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act or other applicable antitrust law. Each of Juno, Celgene and Purchaser has also agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding anything to the contrary in the Merger Agreement, Celgene and its affiliates shall not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Celgene, neither Juno nor its subsidiaries shall effect or undertake (and shall not agree or consent to) any sale, license, divesture or disposition or holding separate (through the establishment of a trust or otherwise) of or any other structural or behavioral conduct remedy with respect to, or restriction on the conduct or operation of  (in each case, whether before or after the Offer Acceptance Time or the Effective Time), any entity, business, division, operation, product or product line, asset, intellectual property right of Celgene, Juno or any of Juno’s subsidiaries (or any of Celgene’s or Juno’s subsidiaries’ respective subsidiaries or other affiliates). Further, in no event shall Celgene, Purchaser, Juno or any of their respective subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions (provided that Celgene shall have the right, in its sole discretion, to litigate or participate in the litigation of any such action, and if Celgene elects to take any such action, Juno shall reasonably cooperate with Celgene in connection with Celgene’s participation).
Each of Juno, Celgene and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) promptly, and in no event later than 10 business days after the date of the Merger Agreement, make an appropriate filing of all notification and report forms as required by the HSR Act or other applicable antitrust laws with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.
Juno, Celgene and Purchaser have also agreed, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, to: (i) promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under antitrust laws, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform, and to the extent practicable provide advance notice of and the opportunity to review and discuss in advance, and consider in good faith the view of the other in connection with, any written or oral communication to or from the Federal Trade Commission (the “FTC”), the Department of Justice (“DOJ”) or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (with certain limited exceptions), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Celgene, however, shall, on behalf of the parties, control and direct all aspects of the parties’ efforts to obtain the required approvals under the applicable antitrust laws, including making the final determination as to the appropriate strategy relating to any matters relating to the applicable antitrust laws, including with respect to any filings, notifications, submissions and communications with or to any governmental body. If Juno reasonably objects to any filing analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted, or any other strategy, action or step taken in connection with the parties’ efforts to obtain the required approvals under the antitrust laws, then such matters shall be discussed and resolved by the Chief Executive Officers of Celgene and Juno, and if unable to be resolved in good faith during such discussion, shall thereafter be resolved by Celgene.
During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Juno has agreed, to the extent permissible under applicable legal requirements, to inform Celgene’s representative of, and give Celgene’s representative a reasonable opportunity to review and comment on in advance, any material filing proposed to be made by or on behalf of Juno or any of its subsidiaries with respect to product candidate JCARH125 and any material communication proposed to be submitted or given to the FDA, the European Medicines Agency (the “EMA”), or other governmental bodies specified in the Merger Agreement by or on behalf of Juno or any of its subsidiaries, in each case relating to JCARH125 (provided that in no event shall Juno be required to delay any such filing, correspondence or communication), and keep Celgene’s representative reasonably informed of any material communication (written, electronic, or oral) with or from the FDA, EMA or other specified governmental bodies relating to JCARH125.
Additionally, each of the parties to the Merger Agreement has agreed not to, and to not permit their respective subsidiaries to, enter into or consummate any transaction, agreement, arrangement, or acquisition of any ownership interest or assets, the effect of which would reasonably be expected to impair, materially delay or prevent any required approvals, or expiration of the waiter period, under the relevant antitrust laws.
Employee Matters.   Celgene has agreed that, for a period of 12 months following the Effective Time, it will provide to each employee of Juno who remains actively employed by Juno during such period (the “Continuing Employees”) (i) base salary and incentive opportunities (excluding equity-based incentive opportunities) that are, in each case, no less favorable than those provided by Juno immediately prior to the Effective Time, and (ii) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time. Celgene has also agreed to provide to each Continuing Employee who incurs a termination of employment during the 12-month period following the Effective Time with severance payments and benefits that are no less favorable than the severance payments and benefits to which the Continuing Employee would have been entitled under Juno severance policies as in effect immediately prior to the Effective Time.
Celgene has agreed to give Continuing Employees full credit for their service with Juno and its subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including vacation/paid time off), under any benefit plans made generally available to officers or employees of Celgene in which a Continuing Employee participates to the same extent recognized by Juno immediately prior to the Closing Date, except that service will not be recognized if it would result in duplication of benefits for the same period of service, under any newly established plan for Celgene employees generally where prior services are not taken into account for Celgene employees, or with respect to equity-based compensation. Celgene has also agreed to waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Celgene or its subsidiaries that provides health benefits in which Continuing Employees may be eligible to participate after the Closing Date, but only to the extent such coverage replaces coverage received by the Continuing Employee under an analogous plan offered by Juno or its subsidiaries. Celgene will honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Celgene in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred. Celgene will also waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable under a plan available to a Continuing Employee and his or her eligible dependents after the Closing, if such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan offered by Juno prior to the Closing Date.
Unless otherwise requested by Celgene at least 10 days prior to the Closing Date, Juno will terminate its 401(k) plan effective at least one day prior to the Closing Date. If Juno so terminates its 401(k) plan, Celgene will cause each Continuing Employee who is a participant in the Juno 401(k) plan to be allowed to participate, effective as soon as reasonably practicable after the Closing, in a 401(k) plan maintained or sponsored by Celgene or an affiliate of Celgene. Celgene will also, or will require its affiliate to, take all actions reasonably necessary (as determined by Celgene) to cause Celgene’s 401(k) plan to accept rollover contributions of  “eligible rollover distributions” from Juno’s 401(k) plan.
ESPP.   Juno will take all actions necessary under its employee stock purchase plan (the “ESPP”) to (a) shorten the offering period that would extend beyond the Effective Time (the “Current Offering”) such that a new exercise date for the Current Offering will occur prior to the Effective Time and shares will be purchased on the new exercise date with all amounts credited to participants’ accounts as of the new exercise date prior to the Effective Time, and (b) provide that each ESPP participant will not be permitted to (during the offering period in effect on the date of the Merger Agreement) increase his or her payroll contribution rate as in effect on the date of the Merger Agreement or make separate non-payroll contributions to the ESPP on or following the date of the Merger Agreement, except as may be required by applicable legal requirements.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of Juno and its subsidiaries, and any director or officer of Juno and its subsidiaries who commences serving in such capacity following the date of the Merger Agreement and prior to the Effective Time, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, Celgene has agreed that all rights to indemnification, exculpation and advancement of expenses in favor of indemnitees as provided in governing or organizational documents, indemnification agreement or other similar agreements of Juno or its subsidiaries and specified in the Merger Agreement with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms for a period of six years from and after the Effective Time (the “Indemnity Period”).
In addition, Celgene has agreed that during the Indemnity Period Celgene will cause the Surviving Corporation to indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Juno who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Juno as a director or officer of another person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that the Indemnified Person is or was a director or officer of Juno or is or was serving at the request of Juno as a director or officer of another person, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation in accordance with the organizational documents and any indemnification agreements of the Surviving Corporation as in effect on the date of the Merger Agreement. If and only to the extent required by the DGCL or the Surviving Corporation’s organizational documents or any indemnification agreements, any Indemnified Person to whom expenses are advanced may be required to provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Further, the Surviving Corporation will reasonably cooperate in the defense of any such matter. If an Indemnified Person is prohibited in a written contract with Juno or any of its subsidiaries from effecting a settlement without the prior consent of Juno or one of its subsidiaries, neither the Surviving Corporation nor any of its affiliates (including Celgene) shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
For the Indemnity Period, Celgene and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Juno and its subsidiaries or provide substitute policies for the Surviving Corporation and its subsidiaries (and their current and former directors and officers who are currently covered by Juno’s existing policies), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by Juno and its subsidiaries with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided that neither Celgene nor the Surviving Corporation will be required to pay with respect to such insurance policies, in the aggregate for the entire Indemnity Period, an amount equal to more than 300% of the aggregate annual premium most recently paid by Juno and its subsidiaries for such insurance (the “Maximum Amount”). In lieu of the foregoing, prior to the Closing Date, Juno may purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Surviving Corporation and its subsidiaries (and their current and former directors and officers who are currently covered by Juno’s and its subsidiaries’ existing policies) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by Juno and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, provided that the cost of any such tail policy shall not exceed the Maximum Amount.
Reasonable Best Efforts.   Each of Juno, Purchaser and Celgene has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. In particular, each party has agreed to use reasonable best efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given pursuant to any material contract in connection with the Offer and the Merger and the other Transactions,

(ii) seek each consent (if any) required to be obtained pursuant to any material contract in connection with the Transactions and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party.
Security Holder Litigation.   Subject to entry into a customary joint defense agreement, Juno has agreed to give Celgene (a) the opportunity to participate in the defense of litigation against Juno, one of its subsidiaries, or its or one of its subsidiaries’ officers or directors relating to the Transactions (in each case at Celgene’s sole expense), (b) the right to review and comment on all material filings or responses to be made by Juno in connection with any such litigation (and Juno will give reasonable consideration to Celgene’s comments and other advice with respect to such litigation) and (c) the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Celgene’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Juno has agreed to promptly notify Celgene of any such litigation and to keep Celgene reasonably informed regarding any such litigation.
Takeover Laws.   If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, Celgene and Juno and the members of their respective board of directors have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 16 Matters.   Juno and Juno’s Board will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Juno Options, RSUs, and shares of Juno restricted stock in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Stock Exchange Delisting and Deregistration.   Prior to the Closing Date, Juno has agreed to cooperate with Celgene and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable delisting by Juno of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Financing Cooperation.   Juno has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries and each of their respective representatives to provide, to Celgene and Purchaser reasonable cooperation that may be reasonably requested by Celgene and Purchaser and that is necessary or customary, proper or advisable in connection with the arrangement of any debt financing undertaken by Celgene in contemplation of the Transactions, including reasonable cooperation, to the extent reasonably requested (a) to provide material financial and other pertinent information to Celgene, Purchaser and their financing sources, (b) to cooperate with the marketing efforts of Celgene, Purchaser and their financing sources for any financing (including causing Celgene’s and Purchaser’s representatives to participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, a reasonable number of times), (c) to assist with the preparation of materials for the foregoing and offering documents (including assisting with the preparation of pro forma financial statements meeting the requirements of SEC Regulation S-X) necessary, proper or advisable in connection with the financing, (d) to assist Celgene in obtaining consents of Juno’s auditors for use of their reports in any materials relating to the financing and customary “comfort letters,” and (e) to provide all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations.
Neither Juno, its subsidiaries nor any of their representatives shall be required to take any action under any of the foregoing that is not contingent upon consummation of the Offer or that would be effective prior thereto or take any corporate actions prior to the closing of the Merger. Neither Juno nor its subsidiaries shall be required to cooperate to the extent that such cooperation would, in the good faith determination of Juno, interfere unreasonably with Juno’s or its subsidiaries’ business or operations. Neither Juno nor any of its subsidiaries shall be required to (a) waive or amend any terms of the Merger Agreement, (b) take any action that will conflict with or violate its organizational documents or any applicable legal requirement, (c) issue any offering or information document, or (d) take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out of pocket costs that will be reimbursed by Celgene) or incur any other liability or provide or agree to provide any indemnity in connection with the financing that would be effective prior to the closing. Juno consents to the use of its and its subsidiaries’ logos in connection with the syndication or marketing of the financing (provided such logos are used in a manner that is reasonable and customary in connection with a financing, and not intended to harm or disparage Juno, its subsidiaries or their marks).
Upon written request by Juno, Celgene shall promptly reimburse Juno for all reasonable out-of-pocket costs incurred by Juno or its subsidiaries in connection with their cooperation and indemnify and hold harmless Juno, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, settlements, costs or expenses (including reasonable attorneys’ fees) suffered or incurred by them to the extent they arose out of actions taken by Juno, its subsidiaries or their respective representatives pursuant to their cooperation described above except to the extent the foregoing are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of Juno, any of its subsidiaries or any of their respective representatives.
Celgene and Purchaser acknowledge and agree that obtaining the financing is not a condition to consummation of the Transactions and that Celgene and Purchaser have agreed to pay for the tendered Shares and consummate the Merger and the other Transactions regardless of the availability of the financing and Juno’s condition to have complied with or performed in all material respects the obligations, covenants and agreements under the Merger Agreement at or prior to the Offer Acceptance Time will be deemed to have been satisfied with respect to any of Juno’s obligations pursuant to the financing.
FIRPTA.   Juno will provide Celgene with a certificate complying with the requirements of Section 1.1445-2(c)(3)(i) of the Treasury Regulations, dated as of or before the date on which the Offer Acceptance Time occurs, but in no event dated more than 30 days prior to the Closing Date, certifying that Juno is not and has not been a U.S. real property holding corporation during the five-year period ending on the date of such certificate.
No Solicitation.   Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, Juno has agreed, on behalf of Juno and its subsidiaries, not to, and to cause their directors and officers not to, and to direct and use its reasonable best efforts to cause their other Representatives not to, directly or indirectly:
(i)
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

(ii)
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(iii)
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iv)
approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(v)
exempt any person (other than Celgene and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or Juno’s organizational and other governing documents;

(vi)
waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

(vii)
resolve or agree to do any of the foregoing.

Juno agreed to request, as promptly as reasonably practicable (and in any event within two business days) following the date of the Merger Agreement, the prompt return or destruction of all information or documents previously furnished to any person (other than Celgene, its affiliates and their respective Representatives) that had made, or had indicated an intention to make, an Acquisition Proposal and all material incorporating such information created by any such person.
Notwithstanding the above limitations, if Juno or any of its subsidiaries or any of its or their respective Representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, Juno and its Representatives may contact the person or persons making such Acquisition Proposal solely to clarify the terms and conditions of such proposal so as to determine whether such proposal is, or is reasonably likely to result in, a Superior Offer (as defined below). If the Juno Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such an Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties to the Juno stockholders under applicable law, Juno and its Representatives may take the following actions:
(x)
furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to Juno and its subsidiaries to the person or groups of persons who have made such Acquisition Proposal (provided that, prior to or simultaneously with the provision of any such information to any such person or persons, Juno provides any such information to Celgene, to the extent access to such information was not previously provided to Celgene or its Representatives); and

(y)
engage or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

In the case of each of clauses (x) and (y) above, at or prior to the first time Juno furnishes such information or participates in any such discussions or negotiations, Juno must provide written notice to Celgene of the required determination in good faith of the Juno Board as described above. Under the Merger Agreement “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains confidentiality, use and other provisions that are not materially less favorable to Juno than those contained in the Voting and Standstill Agreement, and (ii) does not prohibit Juno from providing any of the information described above to Celgene.
Juno is required to notify Celgene promptly (but in any event within 24 hours) of the receipt by Juno, any of its subsidiaries or any of their Representatives of any inquiry, proposal or offer with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Juno is further required to (i) provide Celgene a copy of any written Acquisition Proposal and a summary of any material unwritten terms and conditions thereof, (ii) identify the person or persons making such inquiry, proposal or offer, and (iii) keep Celgene reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation), including by providing copies of all written materials received by Juno or any of its subsidiaries or any of their Representatives relating to such Acquisition Proposal after written notice of such Acquisition Proposal is delivered to Celgene.
“Acquisition Proposal” means any proposal or offer from any person or group, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of Juno equal to 20% or more of Juno’s consolidated assets or to which 20% or more of Juno’s revenues or earnings on a consolidated basis are attributable; (ii) acquisition or exclusive license of any of the key products specified in the Merger Agreement or any license granting commercialization rights with respect to any such key product, (iii) issuance or acquisition of 20% or more of Juno’s outstanding common stock; (iv) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of Juno’s outstanding common stock; or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Juno that if consummated would result in any person or group beneficially owning

20% or more of Juno’s outstanding common stock (in the case of each of the foregoing paragraphs (i) through (v), other than the Transactions).
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (except that references to “20%” in the definition of Acquisition Proposal above shall be deemed to be “80%”), made after the date of the Merger Agreement, that the Juno Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing, termination fees, any expense reimbursement provisions and whether such Acquisition Proposal is fully financed) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Juno Board deems relevant, and if consummated, would result in a transaction more favorable to Juno’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions and taking into account all legal, regulatory and financing aspects (including certainty of closing, termination fees, any expense reimbursement provisions and whether such Acquisition Proposal is fully financed (including after giving effect to any revisions to the terms of the Merger Agreement proposed by Celgene or any other proposal of Celgene so that such Acquisition Proposal would cease to constitute a Superior Offer)).
Nothing in the Merger Agreement shall prohibit Juno from taking and disclosing to Juno’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or from making any disclosure to Juno’s stockholders that is required by applicable legal requirements, provided that the Juno Board shall not effect an Adverse Change Recommendation except as set forth below.
If at any time prior to the Offer Acceptance Time, Juno or any of its subsidiaries or any of their Representatives receives an unsolicited bona fide request for a waiver or release under any standstill or similar contract, then Juno shall promptly (and in any event within 24 hours) notify Celgene of such request. Juno may waive provisions of such an arrangement in response to an unsolicited proposal that did not result from a breach of the Merger Agreement that could reasonably be expected to lead to a Superior Offer if the Juno Board determines in good faith after consultation with Juno’s outside counsel that failure to do so would be inconsistent with its fiduciary duties to Juno’s stockholders under applicable legal requirements.
Recommendation Change.   As described above, and subject to the provisions described below, the Juno Board has determined to recommend that the stockholders of Juno tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Juno Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Celgene to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Juno Board nor any committee thereof may (i) withdraw or withhold (or modify or qualify in a manner adverse to Celgene or Purchaser) or publicly propose an intention to do any of the foregoing with respect to the Company Board Recommendation, or (ii) adopt, approve, recommend or declare advisable any Acquisition Proposal or publicly propose to adopt, approve, recommend or declare advisable any Acquisition Proposal (each, an “Adverse Change Recommendation”).
The Merger Agreement further provides that the Juno Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Juno to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, Juno to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, the Juno Board may, subject to compliance with the other provisions summarized under this “—Recommendation Change” heading, make an Adverse Change Recommendation in response to a

Superior Offer or (provided Juno, Juno’s subsidiaries and Juno’s Representatives are not in material breach of the non-solicitation provisions with respect to such Acquisition Proposal) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may only be taken if:
(i)
the Juno Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Offer;

(ii)
the Juno Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to Juno’s stockholders under applicable legal requirements;

(iii)
Juno has given Celgene prior written notice of its intention to consider making an Adverse Change Recommendation or terminating the Merger Agreement at least four business days prior to making any such Adverse Change Recommendation or termination (a “Determination Notice”) and, if desired by Celgene, during such four business day period has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Celgene so that such Acquisition Proposal would cease to constitute a Superior Offer; and

(iv)
Juno has provided Celgene information with respect to such Acquisition Proposal in accordance with the Merger Agreement, and after giving effect to the proposals made by Celgene during such period, if any, after consultation with financial advisors and outside legal counsel, the Juno Board has determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties to Juno’s stockholders under applicable legal requirements.

The foregoing paragraphs (i) through (iv) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four business days shall be deemed to be the later to occur of two business days after Juno delivers such new Determination Notice to Celgene and the end of the original four business day period described above.
Additionally, at any time prior to the Offer Acceptance Time, the Juno Board may, subject to compliance with the other provisions summarized under this “—Recommendation Change” heading, effect an Adverse Change Recommendation in response to an Intervening Event (as defined below). However, such action may only be taken if:
(i)
the action is made in response to an event, occurrence, fact or change that materially affects the business, assets or operations of Juno (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Juno) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Juno Board as of the date of the Merger Agreement and becomes known to the Juno Board prior to the Offer Acceptance Time (an “Intervening Event”); provided that (a) changes in Juno’s stock price, in and of itself, (b) any Acquisition Proposal, (c) the fact that, in and of itself, Juno exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, or (d) the results of any clinical trials will not constitute an Intervening Event;

(ii)
the Juno Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to Juno’s stockholders under applicable legal requirements;

(iii)
Juno has given Celgene a Determination Notice at least four business days prior to making any such Adverse Change Recommendation, and, if desired by Celgene, during such four business day period has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Celgene so that an Adverse Change Recommendation would no longer be necessary; and

(iv)
Juno (A) has specified in reasonable detail the facts and circumstances that render an Adverse Change Recommendation necessary, and (B) after giving effect to the proposals made by Celgene during such period, if any, after consultation with outside legal counsel, the Juno Board has determined, in good faith, that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Juno Board to Juno’s stockholders under applicable legal requirements.

The foregoing paragraphs (ii) through (iv) also apply to any material change to the facts and circumstances specified by Juno pursuant to clause (iv)(A) above and require a new Determination Notice, except that the references to four business days shall be deemed to be the later to occur of two business days after Juno delivers such new Determination Notice to Celgene and the end of the original four business day period described above.
Termination.   The Merger Agreement may be terminated as follows:
(i)
by mutual written consent of Celgene and Juno at any time prior to the Offer Acceptance Time;

(ii)
by either Celgene or Juno at any time prior to the Offer Acceptance Time, if the Closing has not occurred on or prior to midnight, Eastern time on July 23, 2018 (the “End Date”); provided, that (x) if all of the Offer Conditions other than the Antitrust Condition or the Restraints Condition (solely in respect of the HSR Act) have been satisfied or waived by Celgene or Purchaser, to the extent waivable by Celgene or Purchaser (other than the Minimum Condition and any other conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of 120 days and (y) this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an “End Date Termination”);

(iii)
by either Celgene or Juno if a governmental body of competent jurisdiction has issued an order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the issuance of such final and nonappealable order, injunction, decree, ruling or other action (the “Restraints Termination”);

(iv)
by Celgene at any time prior to the Offer Acceptance Time if  (i) the Juno Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Change Recommendation, (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Juno Board fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer, or (iii) the Juno Board fails to publicly reaffirm the Company Board Recommendation within 10 business days after Celgene so requests in writing (provided that Celgene may only make such requests once with respect to any Acquisition Proposal, but each time a Determination Notice is given, Celgene may make a new request) (each, an “Adverse Recommendation Termination”);

(v)
by Juno, if at any time prior to the Offer Acceptance Time in order to accept a Superior Offer, and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of such Superior Offer (but only if Juno has paid the Termination Fee (as defined below) before or substantially contemporaneously with and as a condition to such termination (such termination a “Superior Offer Termination”);

(vi)
by Celgene at any time prior to the Offer Acceptance Time (so long as neither Celgene nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Juno has breached any of its representations or warranties or has failed to perform any of its covenants or obligations pursuant to the Merger Agreement, such that any of the following conditions would not be satisfied and could not be cured by Juno by the End Date, or if capable of being cured, is not cured within thirty (30) days of receiving written notice from Celgene of such breach or failure to perform (such termination, a “Juno Breach Termination”):
(A)
certain representations and warranties of Juno, including with respect to certain corporate matters (including due organization, authority to enter into and perform under the Merger Agreement and organizational documents), applicability of state takeover laws, the opinion of Juno’s financial advisor and the fees payable to Juno’s financial advisor, shall be true and correct (disregarding all “Material Adverse Effect” and “materiality” qualifications contained therein) in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(B)
certain representations and warranties of Juno regarding its capitalization shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Offer Acceptance Time;

(C)
certain other representations and warranties of Juno regarding its capitalization shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(D)
the representation and warranty of Juno regarding the absence of a Material Adverse Effect from December 31, 2016 through the date of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; and

(E)
the representations and warranties of Juno other than those referenced in paragraphs (A) through (D) above shall be true and correct as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect under clause (b) of such definition; and

(F)
Juno shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(vii)
by Juno at any time prior to the Offer Acceptance Time (so long as Juno is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Celgene or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would reasonably be expected to prevent Celgene or Purchaser from consummating the Transactions and such breach or failure could not be cured by Celgene or Purchaser, as applicable, by the End Date, or if capable of being cured, is not cured within thirty (30) days after receiving written notice from Juno of such breach or failure to perform;

(viii)
by Juno if  (a) all of the Offer Conditions (other than the conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being satisfied or waived at or prior to the Offer Acceptance Time) have been satisfied or waived at the expiration of the Offer on the Expiration Date, (b) if following the Offer Acceptance Time, Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within three business days following the Expiration Date; (c) no later than two business days after the Expiration Date, Juno has irrevocably confirmed by written notice to Purchaser Juno’s intention to terminate the Merger Agreement if Purchaser fails to consummate the Offer within three business days following the Expiration Date (with such written notice stating the basis for such termination) and (d) at all times during such three business day period, Juno stood ready, willing and able to consummate the Transactions; or

(ix)
by Celgene at any time prior to the Offer Acceptance Time in the event of a material breach of the non-solicitation or board recommendation provisions of the Merger Agreement that results in either an Acquisition Proposal or materially hinders, materially delays or prevents the consummation of the Transactions (an “Acquisition Proposal Breach Termination”).

Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Celgene, Purchaser or Juno (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in “—Juno Termination Fee” below, (ii) the Confidentiality Agreement (as defined in the Merger Agreement) will survive and remain in full force and effect in accordance with its terms and (iii) termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement prior to such termination.
Juno Termination Fee.   Juno has agreed to pay Celgene a termination fee of  $300,000,000 in cash (the “Termination Fee”) if:
(i)
the Merger Agreement is terminated by Juno pursuant to a Superior Offer Termination;

(ii)
the Merger Agreement is terminated by Celgene pursuant to an Adverse Recommendation Termination; or

(iii)
(x) after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or otherwise become publicly known, (y) thereafter, the Merger Agreement is terminated and at the time of such termination, the Antitrust Condition has been satisfied (A) by Celgene or Juno pursuant to an End Date Termination, or (B) by Celgene pursuant to a Juno Breach Termination, and (z) within 12 months of such termination, Juno consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal which is subsequently consummated, whether during or after such 12 month period; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term “Acquisition Proposal” as used in clause (z) above shall have the meaning described in “—No Solicitation” above, except that all references to “20%” will be deemed to be references to “50%;” or

(iv)
the Merger Agreement is terminated by Celgene pursuant to an Acquisition Proposal Breach Termination.

In the event of any termination that leads to Juno paying Celgene a Termination Fee, (i) payment from Juno to Celgene of the Termination Fee shall be the sole and exclusive remedy of Celgene, Purchaser or any of their respective affiliates against Juno or its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise. Upon payment of such Termination Fee, none of such persons will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, other than with respect to claims for, arising out of or in connection with fraud or willful and material breach of the Merger Agreement.
In the event Celgene receives the Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Celgene, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Celgene, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Juno or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination, other than with respect to claims for, consisting of or in connection with fraud or willful and material breach of the Merger Agreement.
Celgene Termination Fee.   Celgene has agreed to pay Juno a reverse termination fee of  $600,000,000 in cash (the “Reverse Termination Fee”) if  (i) the Merger Agreement is terminated by Celgene or Juno pursuant to an End Date Termination or (ii) the Merger Agreement is terminated by Celgene or Juno pursuant to a Restraints Termination; provided that in either case, at the time of such termination, the Antitrust Condition or the Restraints Condition (solely in respect of the HSR Act) has not been satisfied and the failure of such condition to be satisfied did not result from any breach of any covenant or obligation under the Merger Agreement on the part of Juno. In the event of any termination that leads to Celgene paying Juno a Reverse Termination Fee, payment from Celgene to Juno of the Reverse Termination Fee shall be the sole and exclusive remedy of Juno in the event of such termination under the circumstances described in the foregoing clauses (i) or (ii), other than with respect to claims for, arising out of or in connection with fraud or willful and material breach of the Merger Agreement.
Specific Performance.   The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement.
Expenses.   Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions.   The Offer Conditions are described in “The Tender Offer—Section 11. Conditions of the Offer.”
8.
Appraisal Rights; Rule 13e-3

Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (the “Appraisal Shares”) at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.
Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the per share price to be paid pursuant to the Merger. Moreover, we or Juno may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.
If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must (among other things) do all of the following: (a) no later than the later of the consummation of the Offer and 20 days after the date of mailing of the notice referred to in the previous paragraph, deliver to Juno a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform Juno of the identity of the stockholder and that the stockholder is demanding appraisal; (b) not tender such stockholder’s Shares in the Offer; and (c) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time. Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.
The foregoing summary of appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is set forth in Schedule C attached to this Offer to Purchase. The preservation and exercise of appraisal rights require timely adherence to the applicable provisions of Delaware law. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration.
Rule 13e-3.   Because Celgene may be deemed an affiliate of Juno, the transactions contemplated by the Merger Agreement may constitute a “going private transaction” under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Juno and certain information relating to the fairness of the Offer and the Merger and the consideration offered to stockholders not affiliated with Celgene be filed with the SEC and disclosed to stockholders not affiliated with Celgene. Celgene has provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.
9.
Transactions and Arrangements Concerning the Shares and Other Securities of Juno

Except as set forth in Schedule B, (i) none of  (A) Celgene, (B) Purchaser or (C) to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Celgene, Purchaser or any of the persons so listed, beneficially owns any Shares and (ii) none of  (A) Celgene, (B) Purchaser, (C) to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Celgene or Purchaser, and (D) any pension, profit-sharing or similar plan of Celgene or Purchaser has effected any transaction in Shares during the past 60 days.
According to Juno, all directors and executive officers of Juno intend to tender all Shares owned by such directors and executive officers. To Celgene and Purchaser’s knowledge, neither Juno nor any of its directors, executive officers or affiliates has made a recommendation either in support of or opposed to the transaction and the reasons for the recommendation, other than as set forth in the Schedule 14D-9 filed by Juno with the SEC.
Except as set forth in “Special Factors—Section 10. Certain Agreements Between Celgene and its Affiliates and Juno,” none of Celgene, Purchaser or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Juno (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in “Special Factors—Section 1. Background,” “Special Factors—Section 10. Certain Agreements Between Celgene and its Affiliates and Juno,” and this Section 9 in the past two years, (i) there have been no transactions between any of Celgene, Purchaser or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Juno or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one percent of Juno’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year), (ii) there have been no transactions between any of Celgene, Purchaser or, to the knowledge of

Celgene or Purchaser after reasonably inquiry, any of the persons listed in Schedule A, on the one hand, and any executive officer, director or affiliate of Juno who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded $60,000; (iii) there have been no negotiations, transactions or material contacts between any of Celgene, Purchaser, their respective subsidiaries, or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Juno or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Juno’s securities, an election of Juno’s directors or a sale or other transfer of a material amount of assets of Juno; and (iv) to the knowledge of Celgene or Purchaser after reasonable inquiry, there have been no negotiations or material contacts between (A) any affiliate of Juno and (B) Juno or any of its affiliates, on the one hand, and any person not affiliated with Juno, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Juno’s securities, an election of Juno’s directors or a sale or other transfer of a material amount of assets of Juno.
On May 22, 2017, the Juno Board appointed Jay T. Flatley as a member of the Juno Board. Rupert Vessey, Celgene’s Executive Vice President and President, Research and Early Development, participated in that vote as a member of the Juno Board.
10.
Certain Agreements between Celgene and its Affiliates and Juno

Master Research and Collaboration Agreement
On June 29, 2015, Celgene and Celgene RIVOT entered into a Master Research and Collaboration Agreement (as amended and restated on August 13, 2015, the “Collaboration Agreement”) with Juno pursuant to which Juno and Celgene agreed to research, develop and commercialize novel cellular therapy product candidates and other immuno-oncology and immunology therapeutics, including, in particular, chimeric antigen receptor (“CAR”) and T cell receptor (“TCR”) product candidates. Pursuant to the collaboration, each of Celgene and Juno agreed to conduct independent programs to research, develop, and commercialize such product candidates (including, in the case of Juno, its CD19 and CD22 programs). Pursuant to the Collaboration Agreement, each party had certain options to obtain either an exclusive license to develop and commercialize specified product candidates arising from specified types of programs conducted by the other party within the scope of the collaboration, or the right to participate in the co-development and co-commercialization of specified product candidates arising from such programs, in each case in specified territories. The Collaboration Agreement became effective on July 31, 2015, and was amended and restated in August 2015 to clarify certain procedural aspects relating to a party’s exercise of an option for a given program, and to provide additional detail regarding a party’s entry into the applicable development and commercialization agreement thereafter. BCMA-directed product candidates are excluded from the collaboration.
The parties may exercise their options with respect to specified product candidates arising under programs within the scope of the collaboration until the tenth anniversary of the effective date of the Collaboration Agreement (the “Research Collaboration Term”), subject to a tail period applicable to certain programs, for which options have not yet been exercised as of the expiration of the Research Collaboration Term. For therapeutic product candidates that are directed to the target of a program for which an option is exercised, but for which the party exercising its option has not elected to obtain rights upon option exercise, each party is obligated during the remainder of the Research Collaboration Term to continue to offer the other party the right to exercise an additional option to obtain rights to develop and commercialize such other product candidates in such program until commencement of a pivotal clinical trial, upon terms set forth in the Collaboration Agreement. If a party does not exercise its option with respect to a program that is subject to the other party’s exclusive right to exercise an option prior to the expiration of all applicable option exercise periods for such product candidates in such program, the option with respect to such product candidates and such program will expire and the party required to offer such product candidates and program to the other party is free to develop and commercialize such product candidates independently.
Pursuant to the Collaboration Agreement, each party is solely responsible for research and development activities conducted under its programs prior to the other party’s exercise of an option. Following a party’s exercise of its option for a program, the parties will enter into an agreed form of license agreement or co-development and co-commercialization agreement for such program, as applicable, which agreement will set forth the allocation of rights and responsibilities as between the parties for development and commercialization activities for product candidates arising out of such program in the Celgene Territory and the Juno Territory, as applicable (as each is defined below).
Options
First, Juno granted Celgene options to obtain an exclusive license with respect to Juno’s internally conducted programs, to develop and commercialize specified types of immuno-oncology and immunology therapeutics that are selected by Celgene at the time it exercises such options and are directed to the molecular targets that are the subject of the relevant Juno programs. Juno retains the right to develop and commercialize product candidates arising from such programs in the United States, Canada and Mexico, and for cellular therapy product candidates, China (such countries, the “Juno Territory” and all other countries, the “Celgene Territory”). Celgene may exercise the foregoing options on a program-by-program basis at various time points through completion of certain clinical trials with respect to product candidates in each program. Upon Celgene’s exercise of such option for specified product candidates for a program, the parties are obligated to enter into either a license agreement or a co-development and co-commercialization agreement as specified below.
If Celgene exercises an option with respect to Juno’s internally developed programs within the scope of the collaboration, as it has for Juno’s CD19 program, Juno and Celgene will enter into an agreed form of a license agreement pursuant to which Celgene receives an exclusive, royalty-bearing license to develop and commercialize, at Celgene’s cost, specified therapeutic product candidates directed to the targets of such Juno programs in the Celgene Territory, and Juno retains all rights to develop further and commercialize, at Juno’s cost, such therapeutic product candidates in the Juno Territory, subject to Celgene’s right to exercise an option for a specified number of such programs, excluding the CD19 program and the CD22 program, to co-promote such product candidates in the Juno Territory (in which case the parties would execute a co-development and co-commercialization agreement as specified below). Under all such license agreements, Juno has the right to participate in specified commercialization activities arising from such programs in certain major European markets.
For internally developed Juno programs for which Celgene exercises one of its specified number of rights to co-develop and co-commercialize product candidates arising in such program, as described above, the parties shall enter into an agreed form of co-development and co-commercialization agreement, pursuant to which Celgene shall have the right to co-develop and co-commercialize such product candidates, with the parties each entitled to bear and receive an equal share of the profits and losses arising out of such programs following the exercise of such co-promote right. In general, under such agreements, Juno will be the lead party for development and commercialization activities for such product candidates in the Juno Territory, and Celgene will be the lead party for development and commercialization activities for such product candidates in the Celgene Territory. Under such agreements, Celgene has the right to elect to participate in up to a specified percentage of specified commercialization activities for such product candidates in the Juno Territory, and Juno has the right to elect to participate in up to a specified percentage of specified commercialization activities for such product candidates in certain major European markets.
If Juno exercises its option with respect to specified product candidates arising in internally developed Celgene programs within the scope of the collaboration, the parties are obligated to enter into a co-development and co-commercialization agreement pursuant to which Juno bears thirty percent (30%) and Celgene bears seventy percent (70%) of global profits and losses. Under such co-development and co-commercialization agreements, Celgene is the lead party for all development and commercialization activities for such product candidates worldwide, subject to Juno’s right to participate in up to a specified percentage of specified commercialization activities in North America under certain circumstances and in certain major European countries.
Furthermore, each party will have the exclusive right to exercise options to co-develop and co-commercialize product candidates arising out of programs for which the other party in-licenses or acquires rights that are within the scope of their collaboration, where such rights are available to be granted, with the parties each bearing an equal share of the profits and losses arising out of such programs following the exercise of such option. In general, for such programs where the rights are in-licensed or acquired by Juno and for which Celgene exercises its options, Juno will be the lead party for development and commercialization of product candidates arising from such programs in the Juno Territory, subject to Celgene’s right to elect to participate in certain commercialization activities for such product candidates in the Juno Territory, and Celgene will be the lead party for development and commercialization of product candidates arising in such programs in the Celgene Territory, subject to Juno’s right to elect to participate in certain commercialization activities for such product candidates in certain major European markets. Conversely, for such programs where the rights are in-licensed or acquired by Celgene and for which Juno exercises its options, Celgene will be the lead party for development and commercialization activities for product candidates arising from such programs on a worldwide basis, subject to Juno’s right to elect to participate in certain commercialization activities for such product candidates in the Juno Territory and in certain major European markets. The party exercising an option for these in-licensed or acquired programs is required to pay to the other party an upfront payment equal to one half of the costs incurred by other party in connection with the acquisition of rights to such programs.
In addition to an upfront cash payment of approximately $150.2 million under the Collaboration Agreement, which Celgene paid Juno on July 31, 2015, Celgene is required to pay to Juno an additional upfront fee if it exercises its option for each of the CD19 Program and the CD22 Program, totaling, if the options are exercised for both programs during the initial opt-in window, $100.0 million. In April 2016, Celgene paid Juno $50.0 million upon its exercise of its option for the CD19 Program. Upon a party’s exercise of the option for any other program (other than certain in-licensed or acquired programs where a party exercises its option at the time such program is acquired), the party exercising the option is required to pay to the other party an upfront payment at the time of exercise of its option, calculated as a multiple of the costs incurred by the other party in relation to the development activities for such program prior to the exercise of the option, with such multiple based on the point in development of such product at which such party exercises such option. For programs for which the parties have entered into a license agreement, Juno will also receive royalties from Celgene, for product candidates arising from the CD19 and CD22 programs, at a percentage in the mid-teens of net sales of such product candidates in the Celgene Territory, and for product candidates arising from other Juno programs that are subject to a license agreement, tiered royalties on net sales of such product candidates in the Celgene Territory, at percentages ranging from the high single digits to the mid-teens, calculated based on the stage of development at which Celgene exercises its option for such program.
In addition to each party’s rights with respect to development and commercialization of product candidates arising from programs in the collaboration as set forth above, the parties have agreed to enter into a manufacturing and supply agreement that will govern the terms of manufacture and supply of cellular therapy product candidates and other product candidates included within collaboration programs following the exercise of an option for each such program. Under this agreement, Juno would manufacture and supply cellular therapy product candidates for the Juno Territory, and provide certain support for the manufacture and supply of cellular therapy product candidates for the Celgene Territory. Celgene would be responsible for the supply of other types of product candidates for which options are exercised.
The Collaboration Agreement will terminate upon later of the last-to-expire of all option exercise periods, or, if an option is exercised by a party for one or more programs in the collaboration, upon the termination or expiration of the last-to-exist license agreement or co-development and co-commercialization agreement, as applicable, for any such program. The Collaboration Agreement may be terminated by either party for the insolvency of, or for an uncured material breach of the Collaboration Agreement by, the other party. Celgene may terminate the Collaboration Agreement in its entirety for any reason by providing Juno with prior written notice if there are no active development and commercialization agreements in place. Juno may terminate the Collaboration Agreement if Juno exercises its termination rights under the Voting and Standstill Agreement (as described in this Offer to Purchase below) between the Parties for Celgene’s breach of certain covenants therein, or if either party terminates the Purchase Agreement (as described in this Offer to Purchase below) other than as a result of a failure by Juno to meet specified closing conditions under such agreement. Either party also has the right to terminate the Collaboration Agreement on a program-by-program basis if the other party or any of its affiliates challenges the validity, scope or enforceability of or otherwise opposes, any patent included within the intellectual property rights licensed to the other party under the Collaboration Agreement.

On a program-by-program basis and prior to the exercise of an option, either party may terminate the Collaboration Agreement either in its entirety or with respect to one or more programs on prior written notice to the other party in the case of an uncured material breach by the other party that frustrates the fundamental purpose of the Collaboration Agreement,. On a program-by-program basis following the exercise of an option for a program, either Party may also terminate any license agreement, or co-development and co-commercialization agreement for such program upon prior notice for an uncured material breach by the other party with respect to such program that frustrates the fundamental purpose of such agreement. Either party may terminate a license agreement or co-development and co-commercialization agreement upon the bankruptcy or insolvency of the other party. Either party also has the right to terminate the license agreement or the co-development and co-commercialization agreement if the other party or any of its affiliates challenges the validity, scope or enforceability of or otherwise opposes, any patent included within the intellectual property rights licensed to the other party under such agreement.
2016 License Agreement
On April 8, 2016, Celgene exercised its opt-in right under the Collaboration Agreement to develop and commercialize product candidates from the Company’s CD19 program outside North America and China. As a result, Celgene and Juno entered into a license agreement (the “Celgene CD19 License”) pursuant to which Celgene received an exclusive, royalty-bearing license to develop and commercialize therapeutic CAR product candidates from the Company’s CD19 program in all territories outside of North America and China (the “Celgene CD19 Territory”). Juno retains all rights to develop further and commercialize such product candidates in North America and China (the “Juno CD19 Territory”). Celgene and Juno will generally share worldwide research and development costs for certain CD19 product candidates, although either party may opt out of funding specific studies led by the other. Juno will be responsible for commercialization costs in the Juno CD19 Territory and Celgene will be responsible for commercialization costs in the Celgene CD19 Territory. Juno has the right to participate in specified commercialization activities for licensed products arising from the CD19 program in certain major European markets. Celgene has the right to participate in specified commercialization activities in North America for licensed products for certain indications under the CD19 program. Juno received a $50.0 million option exercise fee from Celgene upon the exercise of Celgene’s option to license CAR product candidates from the CD19 program. Celgene will also pay Juno for CAR product candidates arising from the CD19 program at a percentage in the mid-teens of net sales of such product candidates in the Celgene CD19 Territory.
The term of the Celgene CD19 License will expire on the last to expire royalty payment obligation of Celgene under that agreement. Such royalty payment obligation will expire, on a licensed product-by-licensed product and a county-by-country basis, after sales of such licensed product decline to specified levels following the latest of  (i) the expiration of the last to expire Juno patent licensed to Celgene covering such licensed product in such country, (ii) the expiration of regulatory exclusivity for such licensed product in such country, and (iii) a specified anniversary of the first commercial sale of such licensed product in such country.
Celgene may terminate the Celgene CD19 License in its entirety upon prior written notice. Celgene also has the right to terminate the Celgene CD19 License, on a product candidate-by-product candidate basis, immediately upon written notice to Juno upon the occurrence of certain safety events. Either Juno or Celgene may terminate the Celgene CD19 License upon prior written notice for an uncured material breach by the other party that frustrates the fundamental purpose of the Celgene CD19 License. Either Juno or Celgene may terminate the Celgene CD19 License upon the bankruptcy or insolvency of the other party, or if the other party or any of its affiliates challenges the validity, scope or enforceability of, or otherwise opposes, any patent included within the intellectual property rights licensed to the other party under the Celgene CD19 License. Juno may also terminate the Celgene CD19 License immediately for certain breaches by Celgene of the voting and standstill agreement between Celgene and Juno.
2015 Purchase Agreement
On June 29, 2015, Celgene and Celgene RIVOT entered into a Share Purchase Agreement with Juno (the “2015 Purchase Agreement”). Pursuant to the 2015 Purchase Agreement, Celgene purchased 9,137,672 Shares from Juno at an aggregate cash price of approximately $849,803,496, or $93.00 per Share at an initial closing (the “Initial Closing”).

First Period Top-Up Rights
After the Initial Closing and until June 29, 2020, Celgene has the annual right, following the filing of each Annual Report on Form 10-K filed by Juno, to purchase additional Shares from Juno at a market average price, allowing it to “top up” to an ownership interest equal to 10% of the then-outstanding Shares (after giving effect to such purchase), subject to adjustment downward in certain circumstances. If Celgene does not exercise its top-up right in full in any given year, then the percentage of ownership targeted for a top-up stock purchase for the next year will be reduced to Celgene’s percentage ownership at the time of such non-exercise or partial exercise (after giving effect to the issuance of shares in any partial exercise).
First Acquisition Right
During the period beginning on June 29, 2019 and ending on June 28, 2020, subject to Celgene opting into a certain number of Juno programs under the Collaboration Agreement, Celgene will have the right (the “First Acquisition Right”) to purchase up to 19.99% of the then-outstanding Shares (after giving effect to such purchase) at the closing price of Shares on the principal trading market (currently NASDAQ) on the date of exercise, plus a premium on all shares in excess of the number of shares for which Celgene would then be able to purchase if it then had a top-up right as described in the preceding paragraph.
Second Period Top-Up Rights
After the closing of the purchase of Shares upon the exercise of the First Acquisition Right until the SAR Termination Date (as defined in this Offer to Purchase), in the event that Celgene has been diluted after exercising the First Acquisition Right, Juno will, following the filing of each Annual Report on Form 10-K filed by Juno, offer Celgene the right to purchase additional Shares from Juno at 105% of market average price, allowing Celgene to “top up” to an ownership interest (after giving effect to such purchase) equal to the percentage ownership of shares that Celgene obtained upon exercise of the First Acquisition Right, subject to adjustment downward in certain circumstances. If Celgene does not exercise its top-up right in full in any year in which it is offered such right by Juno, then the percentage of ownership targeted for a top-up stock purchase for the next year it is offered such top-up right will be reduced to Celgene’s percentage ownership at the time of such non-exercise or partial exercise (after giving effect to the issuance of shares in any partial exercise). The “SAR Termination Date” is the later of  (a) June 29, 2025, and (b) the earlier of  (x) the date that is six months following the date that the conditions to the exercise of the Second Acquisition Right (as defined in this Offer to Purchase) are satisfied and (y) December 29, 2025.
Second Acquisition Right
During the period beginning on June 29, 2024 and ending on the SAR Termination Date, subject to each of Celgene and Juno opting into a certain number of programs under the Collaboration Agreement, and provided that Celgene exercised the First Acquisition Right so as to obtain a percentage ownership of more than 17% of the then-outstanding Shares (after giving effect to such purchase), Celgene will have the right (the “Second Acquisition Right”) to purchase up to 30% of the then-outstanding Shares (after giving effect to such purchase) at the closing price of Shares on the principal trading market on the date of exercise, plus a premium on all shares in excess of the number of shares for which Celgene would then be able to purchase if it then had a top-up right as described in the preceding paragraph.
Final Top-Up Rights
Following the closing of the purchase of Shares upon the exercise of the Second Acquisition Right and until the Collaboration Agreement expires or is terminated, Celgene would have the annual right, in the event that Celgene has been diluted after exercising the Second Acquisition Right, following the filing of each Annual Report on Form 10-K filed by Juno, to purchase additional Shares from Juno at a price equal to 105% of market average price, allowing it to “top up” to the percentage ownership it had attained upon exercising the Second Acquisition Right, less 250 basis points, subject to adjustment downward in certain circumstances. If Celgene does not exercise its top-up right in full in any given year, then the percentage of ownership targeted for a top-up stock purchase for the next year will be reduced to Celgene’s percentage ownership at the time of such non-exercise or partial exercise (after giving effect to the issuance of shares in any partial exercise).

These rights and the other described top-up rights, as well as the First Acquisition Right and Second Acquisition Right, may be limited or eliminated in certain circumstances when and if Celgene disposes of any of its Shares.
Voting and Standstill Agreement
In connection with the 2015 Purchase Agreement, on June 29, 2015, Celgene and Celgene RIVOT entered into the Voting and Standstill Agreement with Juno. Pursuant to the Voting and Standstill Agreement, until the later of the fifth anniversary of the date of the Voting and Standstill Agreement and the expiration or earlier termination of the Collaboration Agreement, Celgene will be bound by certain “standstill” provisions which generally will prevent it from purchasing outstanding Shares or Share equivalents, making a tender offer or encouraging or supporting a third party tender offer, calling a meeting of Juno’s stockholders, nominating a director whose nomination has not been approved by the Juno Board, soliciting proxies in opposition to the recommendation of the Juno Board, depositing Shares in a voting trust, assisting a third party in taking such actions, entering into discussions with a third party as to such actions, or requesting or proposing in writing to the Juno Board or any member thereof that Juno amend or waive any of these limitations. Celgene has also agreed not to dispose of any Shares beneficially owned by it during certain specified lock-up periods, other than under certain exceptions. Following the expiration of such lock-up periods, Celgene may sell Shares subject to certain manner of sale and volume limitations, as well as restrictions on sales to persons defined as “competitors.” Celgene has agreed generally to vote its shares in accordance with the recommendations of the majority of the Juno Board.
On August 13, 2015, Juno and Celgene modified the Voting and Standstill Agreement to provide a customary “fall away” provision that would cause the “standstill” provisions to be suspended upon the occurrence of specified events, including the entry into a definitive acquisition agreement by Juno with a third party other than Celgene or a tender offer or exchange offer of Juno’s shares initiated by any person other than Celgene or its affiliates in which Juno recommends acceptance of such tender offer or exchange offer.
Juno has agreed to give Celgene certain designation rights to the Juno Board until at least June 29, 2020, and thereafter for as long as Celgene and its affiliates beneficially own at least 7.5% of the voting power of Juno’s outstanding Shares. Following the Initial Closing, Celgene designated and Juno appointed Thomas O. Daniel, M.D. who was President of Celgene Research and Early Development, as a director on the Juno Board. Dr. Daniel retired from Celgene on June 30, 2016. On April 13, 2017, Celgene designated, and Juno appointed, Rupert Vessey, M.A., B.M. B.ch., FRCP, D. Phil., as a director on the Juno Board. Celgene may designate another nominee to replace Dr. Vessey upon Dr. Vessey’s departure from the Juno Board or as a replacement nominee for election at a meeting of stockholders at which such position is up for election. Celgene’s next designee to the Juno Board may not be an employee or officer of Celgene, must be independent under NASDAQ rules, and must be reasonably acceptable to the nominating and governance committee of the Juno Board.
The rights and restrictions applicable to Celgene under the Voting and Standstill Agreement are subject to termination upon the occurrence of certain events, including certain events involving a change of control, or potential change of control, of Juno.
Registration Rights Agreement
In connection with the 2015 Purchase Agreement, on June 29, 2015, Celgene and Celgene RIVOT also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Juno. Pursuant to the Registration Rights Agreement, if and as Celgene is permitted to sell Shares under the Voting and Standstill Agreement, Juno has agreed to, upon the written request of Celgene, prepare and file with the SEC a registration statement on Form S-3 for purposes of registering the resale of the Shares specified in Celgene’s written request or, if Juno is not at such time eligible for the use of Form S-3, use its commercially reasonable efforts to prepare and file a registration statement on a Form S-1 or alternative form that permits the resale of the shares. Juno has also agreed, among other things, to indemnify Celgene under the registration statement from certain liabilities and to pay all fees and expenses (excluding any legal fees of the selling holder(s) above $10,000 per registration statement, and any underwriting discounts and selling commissions) incident to the Juno’s obligations under the Registration Rights Agreement.

Celgene Switzerland Joinder
On December 17, 2015, Celgene RIVOT, Celgene and Celgene Switzerland entered into a Stock Purchase Agreement (the “RIVOT-Switzerland Stock Purchase Agreement”), pursuant to which Celgene RIVOT transferred to Celgene Switzerland the 9,137,672 Shares that it held, effective as of December 21, 2015 (the “Transfer”). In connection with the execution of the RIVOT-Switzerland Stock Purchase Agreement, the parties thereto also entered into an Assignment and Joinder Agreement, dated December 17, 2015, with Juno (the “RIVOT-Switzerland Joinder”), pursuant to which Celgene Switzerland agreed to assume Celgene RIVOT’s rights, interests and obligations under the 2015 Purchase Agreement, the Registration Rights Agreement and the Collaboration Agreement, effective upon the Transfer. Additionally, pursuant to the RIVOT-Switzerland Joinder, Celgene Switzerland agreed to be bound by the terms and conditions of the Voting and Standstill Agreement and agreed to be subject to the rights, duties and obligations of an “Investor” (as such term is defined in the Voting and Standstill Agreement) pursuant to the Voting and Standstill Agreement, effective upon the Transfer. The transfer occurred on December 21, 2015.
In connection with the Transfer, Celgene and Celgene Switzerland each executed and delivered an irrevocable proxy to Juno in substantially the form attached to the Voting and Standstill Agreement.
September 2017 Omnibus Amendment
On September 21, 2017, Celgene, Celgene Switzerland and Celgene RIVOT entered into a Share Purchase Agreement and Omnibus Amendment with Juno (the “2017 Share Purchase Agreement and Omnibus Amendment”), pursuant to which Celgene Switzerland purchased an aggregate of 758,327 Shares from Juno for an aggregate purchase price of  $31,091,407, or $41.00 per share, for investment purposes, and the parties agreed to amend the Voting and Standstill Agreement and the Registration Rights Agreement so that such purchased Shares would be subject to the applicable terms and provisions of such agreements.
11.
Interests of Certain Juno Executive Officers in the Offer and the Merger

In considering the fairness of the consideration to be received in the Offer and the Merger, the stockholders of Juno should be aware that certain directors and executive officers of Juno have interests in the Offer and Merger that may present them with certain actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the headings “Item 3. Past Contacts, Transactions, Negotiations and Agreements,” “Item 4. The Solicitation or Recommendation” and “Item 8. Additional Information,” which description and information is incorporated herein by reference.
Pursuant to the Merger Agreement, Celgene has agreed that for a period of 12 months following the Effective Time, Celgene will provide, or cause to be provided, to those of Juno’s employees (including any of Juno’s executive officers) who are employed by Juno or any of Juno’s subsidiaries as of immediately prior to the Effective Time, and who continue to be actively employed by the Surviving Corporation (or any affiliate thereof) during such 12-month period (the “Continuing Employees”) (i) base salary and incentive opportunities (excluding equity-based incentive opportunities) that in each case are no less favorable than the base salary and incentive opportunities (excluding equity-based incentive opportunities) applicable to each such Continuing Employees immediately prior to the Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, to those employee benefits provided to such Continuing Employee prior to the Effective Time.
THE TENDER OFFER
1.
Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal

Rights.” The term “Expiration Date” means one minute after 11:59 p.m., Eastern time, on March 2, 2018, unless Purchaser has extended the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.
The Offer is conditioned upon the satisfaction of the Minimum Condition, the Termination Condition, the Antitrust Condition, the Restraints Condition and the other conditions described in “The Tender Offer—Section 11. Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 11 occur.
We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect, subject to compliance with the Exchange Act. However, we have agreed in the Merger Agreement that we will not, without the prior written consent of Juno, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose conditions or requirements to the Offer in addition to the Offer Conditions, (e) amend, modify or waive the Minimum Condition, the Termination Condition, the Antitrust Condition or the Restraints Condition, (f) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (g) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, in each case, except as provided in the Merger Agreement or (h) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. We may, in our discretion, extend the Offer on one or more occasions, for up to 10 business days per extension if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived (to the extent waivable), to permit such condition to be satisfied. We are required to extend the Offer from time to time for: (i) any period required by any legal requirement, any interpretation or position of the SEC, its staff or NASDAQ applicable to the Offer and (ii) periods of up to 15 business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any foreign antitrust or competition-related legal requirement shall have expired or been terminated. If, as of the scheduled Expiration Date, any Offer Condition (other than the Minimum Condition or the Termination Condition) is not satisfied and has not been waived (to the extent waivable), then, if requested by Juno, we must extend the Offer on one or more occasions for an additional 10 business days per extension to permit such condition to be satisfied. However, we are required to extend the Offer in this situation only if the unsatisfied Offer Condition is capable of being satisfied by the End Date, as it may be extended pursuant to the terms of the Merger Agreement. If, as of the scheduled Expiration Date, all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived (to the extent waivable), we are required to extend the Offer on one or more occasions for up to 10 business days per extension to permit the Minimum Condition to be satisfied. Unless we elect to do so, we are not required to extend the Offer in this situation on more than three occasions that provide, in the aggregate, at least an additional 30 business days to permit the Minimum Condition to be satisfied. In no event will we be required to extend the Offer beyond the earlier of  (i) the termination of the Merger Agreement in accordance with its terms and (ii) the End Date (such earlier occurrence, the “Extension Deadline”); and in no event will we be permitted to extend the Offer beyond the Extension Deadline without Juno’s prior written consent. We are not permitted to terminate the Offer or let the Offer expire prior to the Extension Deadline without Juno’s prior written consent. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”
It is not expected that there will be a “subsequent offering period.” However, the Merger Agreement provides that we may, with prior written consent of Juno, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act).
If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least 10 business days following such change.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. Under certain circumstances, we may terminate the Merger Agreement and the Offer.
Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.
Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.
Juno has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Juno’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date.
In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (a) certificate or certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined below) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in this Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”
For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon deposit of such funds with the Depositary, Purchaser’s obligation to make such payments will be satisfied in full, and tendering stockholders must thereafter look only to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including if certificates are submitted for more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased Shares will be returned or credited (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder promptly following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained by DTC.
If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.
3.
Procedures for Tendering Shares

Valid Tender of Shares.   Except as set forth below, in order for you to validly tender Shares in the Offer, (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through nominee stockholders are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.
Direct Registration Account.   If you hold your Shares in a direct registration account maintained by Juno’s transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your Direct Registration Book-Entry Shares, you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or you must comply with the guaranteed delivery procedures described below.

Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:
•
a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation or indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares with respect to all such Shares), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For purposes of the Merger Agreement and the Offer, unless otherwise mutually agreed to by Juno and Purchaser, any Shares subject to Notices of Guaranteed Delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such Notices of Guaranteed Delivery are actually received in accordance with the terms of the Offer.

The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Purchaser, Celgene, Juno, the Dealer Manager or the Information Agent. Any certificates delivered to Purchaser, Celgene, Juno, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
Other Requirements.   Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of  (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares (including those tendered pursuant to the guaranteed delivery procedures described above), (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares, Letters of Transmittal or Book Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
Binding Agreement.   The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Return of Unpurchased Shares.   If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Juno, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Juno.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Celgene, Purchaser the Depositary, the Information Agent, the Dealer Manager or any of their respective affiliates or assigns, or any other person will be under any duty to give notification of any defects or irregularities in tenders, or waiver of such defects or irregularities, or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.
4.
Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date (i.e., at any time prior to one minute after 11:59 p.m., Eastern time on March 2, 2018, or, in the event the Offer is extended, on such date and time to which the Offer is extended). In addition, Shares may be withdrawn at any time after April 2, 2018, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any tendering holder of Shares to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Celgene, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the Expiration Date.
5.
Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary United States Treasury regulations (“Treasury Regulations”) thereunder and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This discussion is not binding on the United States Internal Revenue Service or the courts, and therefore, could be subject to challenge, which could be sustained. No ruling has been or will be sought or obtained from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences discussed herein.
The discussion also assumes that holders hold their Shares as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes, and does not apply to holders that received Shares pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, holders that hold Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, “S” corporations, U.S. expatriates and former long-term residents of the United States, holders that at any time have held, directly, indirectly, or by attribution, 5% or more of the outstanding Shares, or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or non-U.S. taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.
Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their own tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.

The term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).
United States Holders
The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares have been held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.
Non-United States Holders
In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax on a net income basis in the same manner as if it were a United States Holder, and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year;

•
the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale (or, if applicable, the date of the Merger) and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of applicable U.S. source capital losses from sales or exchanges of other capital assets recognized during the year; or

•
Juno is or has been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of  (i) the five year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, and certain other exceptions, including an exception for the stock of certain publicly-traded corporations, do not apply. Juno has agreed in the Merger Agreement to provide Celgene with a certificate attesting that Juno is not and has not been a U.S. real property holding corporation during a comparable time period, and both Celgene and Juno currently expect that Juno will provide such certificate. The provision of such certificate would exempt Celgene from obligations to withhold on payments made to Non-United States Holders under the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Information Reporting and Backup Withholding
Payments made to a United States Holder in connection with the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding (currently at a rate of 24%) unless (i) in the case of backup withholding, such United States Holder provides an accurate taxpayer identification number (which, for an individual United States Holder, is the United States Holder’s social security number) and any other required information or (ii) such United States Holder is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact. Exempt United States Holders

(including, among others, corporations) are not subject to these backup withholding and information reporting requirements. A United States Holder may prevent backup withholding by completing and signing the IRS Form W-9 included as part of the Letter of Transmittal.
Payments to a Non-United States Holder in connection with the Offer or the Merger may be subject to backup withholding (currently at a rate of 24%) unless such Non-United States Holder certifies on the applicable IRS Form W-8 (a copy of which can be obtained from the Depositary) that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary or other applicable withholding agent. Payments to a Non-United States Holder in connection with the Offer or the Merger may also be required to be reported to the Internal Revenue Service, unless such Non-United States Holder properly establishes an exemption (which generally can be done by providing the applicable IRS Form W-8). Copies of any such information return may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides.
Backup withholding is not an additional tax and may be refunded or credited by the Internal Revenue Service to the extent it results in an overpayment of tax, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.
YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSIDERATIONS OF THE OFFER AND THE MERGER TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY GIFT, ESTATE, U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.
6.
Price Range of Shares; Dividends

According to Juno’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 1, 2017 with the SEC (the “Juno Form 10-K”), the Shares are traded on NASDAQ under the symbol “JUNO.” Juno has advised Celgene that, as of the close of business on January 26, 2018, 115,710,674 Shares were outstanding. The following table sets forth, for the periods indicated, the high and low prices per Share on NASDAQ as reported in the Juno Form 10-K with respect to periods through December 31, 2016 and as reported by published financial sources for periods starting January 1, 2017.
Fiscal Year	High	Low
2018:
First Quarter (through February 1, 2018)	$86.26	$44.13
2017:
First Quarter	$25.50	$18.90
Second Quarter	$31.97	$21.02
Third Quarter	$47.03	$26.40
Fourth Quarter	$63.45	$42.14
2016:
First Quarter	$45.76	$22.37
Second Quarter	$49.72	$35.92
Third Quarter	$40.86	$27.15
Fourth Quarter	$33.00	$17.52
On January 19, 2018, the last full trading day prior to the execution of the Merger Agreement, the reported closing sales price per Share on NASDAQ was $67.81 per Share. On February 1, 2018, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ was $85.57 per Share. Stockholders are urged to obtain a current market quotation for the Shares.
Celgene and Purchaser have been advised that Juno has never declared or paid any dividends. Under the terms of the Merger Agreement, Juno is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), without the prior written consent of Celgene. See “The Tender Offer—Section 14. Dividends and Distributions.”
7.
Possible Effects of the Offer; NASDAQ Listing; Exchange Act Registration

Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following closing of the Offer.
Stock Quotation.   The Shares are currently listed on NASDAQ. Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Celgene. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the Surviving Corporation to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Juno to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Juno to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Juno, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of  “affiliates” of Juno and persons holding “restricted securities” of Juno to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause Juno to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.
8.
Certain Information Concerning Juno

The following description of Juno and its business has been taken from Juno’s filings with the SEC and is qualified in its entirety by reference to those filings.
Juno is a Delaware corporation with its principal executive office located at 400 Dexter Avenue North, Suite 1200, Seattle, Washington 98109. Juno’s telephone number at such principal executive office is (206) 582-1600.
Juno is building a fully-integrated biopharmaceutical company focused on developing innovating cellular immunotherapies for the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on its CAR and high-affinity TCR technologies to genetically engineer T cells to recognize and kill cancer cells. Juno has shown compelling clinical responses in clinical trials using multiple cell-based product candidates to address refractory B cell lymphomas and leukemias, and it also has a number of ongoing trials exploring its platform in solid-organ cancers and multiple myeloma, and in combination with various strategies to overcome the immune-suppressive effects of cancer. Over time, Juno aims to improve and leverage its cell-based platform to develop additional product candidates to address a broad range of cancers and human diseases, including moving forward its preclinical product candidates that target additional hematologic and solid-organ cancers.
Available Information.   Juno is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Juno’s business, capital structure, operating results, financial condition, directors and officers (including their remuneration and stock options, restricted stock and restricted stock units granted to them), the principal holders of Juno securities, any material interests of such persons in transactions with Juno, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Juno stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Juno, who file electronically with the SEC. The address of that site is http://www.sec.gov. Juno also maintains an Internet website at http://www.junotherapeutics.com. The information contained in, accessible from or connected to Juno’s website is not incorporated into, or otherwise a part of, this offer to purchase or any of Juno’s filings with the SEC.
Sources of Information.   Except as otherwise set forth herein, the information concerning Juno contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Juno Form 10-K, and other public sources. The information concerning Juno taken or derived from such documents and records is qualified in its entirety by reference to Juno’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of Celgene, Purchaser, the Information Agent, the Dealer Manager, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Juno contained in such documents and records or for any failure by Juno to disclose events which may have occurred or may affect the significance or accuracy of any such information. Celgene, Purchaser, the Information Agent, the Dealer Manager, the Depositary and their respective affiliates have relied upon the accuracy of the information included in such publicly available documents and records and other public sources, and have not made any independent attempt to verify the accuracy of such information.
Financial Information.   The audited financial statements of Juno as of and for the years ended December 31, 2016 and December 31, 2015 are incorporated herein by reference to the consolidated financial statements of Juno included as Item 8 to the Juno Form 10-K. The unaudited consolidated financial statements of Juno for the nine months ended September 30, 2017 and September 30, 2016 are incorporated herein by reference to Item 1 of Part I of Juno’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 1, 2017 (the “Juno Form 10-Q”).

SUMMARY CONSOLIDATED FINANCIAL DATA
The summary consolidated financial data for the years ended December 31, 2016 and 2015 and nine month periods ended September 30, 2017 and September 30, 2016 that follow are extracted from, and should be read in conjunction with, the consolidated financial statements and notes thereto contained in the Juno Form 10-K and the Juno Form 10-Q. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial conditions and results of operations) and other documents filed by Juno with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. See “The Tender Offer—Section 8. Certain Information Concerning Juno—Available Information”.
	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands, except per share data)
Consolidated statements of operations data:
Revenue	$85,411	$58,203	$79,356	$18,215
Loss from operations(1)	(309,566)	(199,894)	(255,604)	(244,100)
Net loss	(301,070)	(192,802)	(245,580)	(239,376)
Net loss per share, basic and diluted	(2.88)	(1.91)	(2.42)	(2.72)
Weighted average common shares outstanding, basic and diluted	104,629	100,961	101,476	88,145

(1)
Loss from operations for the nine months ended September 30, 2017 included non-cash expense of $61.8 million associated with the change in the estimated fair value and the elapsed service period for our potential success payment liabilities to FHCRC and MSK, non-cash expense of  $4.0 million related to the change in estimated fair value of our contingent consideration liabilities, and non-cash expense of  $4.8 million associated with amortization of the intangible asset recorded in connection with the AbVitro acquisition.

Loss from operations for the nine months ended September 30, 2016 included a non-cash gain of $20.8 million associated with the change in the estimated fair value and the elapsed service period for our potential success payment liabilities to FHCRC and MSK, a non-cash gain of  $5.2 million related to the change in estimated fair value of our contingent consideration liabilities and costs of $15.0 million to acquire technology.
Loss from operations for the year ended December 31, 2016 included non-cash milestone payments of $23.2 million equal to the fair value of 603,364 shares of common stock issued to Opus Bio based on the closing stock price on the days the associated milestones were achieved, costs of  $15.0 million to acquire technology, a non-cash gain of  $32.5 million associated with the change in the estimated fair value and elapsed service period for our potential success payment liabilities to FHCRC and MSK, and a non-cash gain of  $9.7 million related to the change in estimated fair value of our contingent consideration liabilities.
Loss from operations for the year ended December 31, 2015 included non-cash expense of $51.6 million associated the change in the estimated fair value and elapsed service period for our actual and potential success payment liabilities to FHCRC and MSK and $30.8 million associated with the acquisition of new technology. In December 2015, success payment obligations to FHCRC were triggered in the amount of  $75.0 million less indirect cost offsets of  $3.3 million and to MSK of $10.0 million less indirect cost offsets of  $1.0 million. We elected to make the payments in shares of our common stock and thereby issued 1,601,085 shares to FHCRC in December 2015 and 240,381 shares to MSK in March 2016.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands)
Consolidated balance sheets data:
Cash, cash equivalents, and marketable securities	$1,055,729	$1,035,536	$922,281	$1,216,299
Working capital	768,553	711,742	657,440	832,111
Total assets	1,534,491	1,426,297	1,349,464	1,445,128
Total liabilities	386,718	309,360	271,763	303,595
Common stock and additional paid-in capital	2,277,576	1,895,835	1,911,780	1,733,273
Accumulated deficit	(1,132,307)	(778,459)	(831,237)	(585,657)
Total stockholders’ equity	1,147,773	1,116,937	1,077,701	1,141,533
Ratio of Earnings to Fixed Charges.    Juno has not publicly disclosed information regarding its ratio of earnings to fixed charges or refer to deficiency. Juno has, however, provided the information to Celgene and Purchaser for the sole purpose of allowing Celgene and Purchaser to comply with disclosure requirements under the U.S. securities laws. Juno’s earnings were insufficient to cover fixed charges for each of the periods in the table below and, accordingly, we have not included a ratio of earnings to fixed charges for these periods. The table below sets forth Juno’s deficiency of earnings to cover fixed charges on a historical basis for the periods indicated (in millions).
	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015
Deficiency of earnings to cover fixed charges	—	—	(304)	—
Earnings consist of pre-tax loss from operations, fixed charges and amortization of capitalized interest. Fixed charges consist of the sum of  (i) interest expense and (ii) amortized debt discounts and (iii) estimated interest within rental expense.
Book Value Per Share.   Juno’s book value per share as of September 30, 2017 was $10.12.
9.
Certain Information Concerning Purchaser and Celgene

Purchaser.   Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Celgene. The principal executive offices of Purchaser are located at 86 Morris Avenue, Summit, New Jersey 07901 and Purchaser’s telephone number at such principal executive offices is (908) 673-9000.
Celgene.   Celgene is a Delaware corporation. Its shares are listed on The NASDAQ Global Select Market. Celgene is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. The principal executive offices of Celgene are located at 86 Morris Avenue, Summit, New Jersey 07901 and Celgene’s telephone number at such principal executive offices is (908) 673-9000.
Additional Information.   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Celgene and Purchaser are set forth in Schedule A to this Offer to Purchase.
None of Celgene, Purchaser or, to the knowledge of Celgene or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than any Celgene-Owned Shares and any Company-Owned Shares) solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Celgene-Owned Shares, Company-Owned Shares and Dissenting Shares) for the same cash price in the Merger.
Celgene and Purchaser have made no arrangements in connection with the Offer and the Merger to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”
10.
Source and Amount of Funds

Celgene will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger, including the related fees and expenses. We estimate that the total amount of funds necessary to purchase all outstanding Shares (other than Company-Owned Shares and Celgene-Owned Shares) and other equity-based interests of Juno pursuant to the Offer and the Merger, including the related fees and expenses, will be up to approximately $10,000,000,000.
Celgene intends to finance the acquisition of Shares in the Offer and Merger through (i) its cash on hand, (ii) proceeds from any equity or debt financing obtained by it, (iii) borrowings from its existing senior unsecured revolving credit facility or (iv) a combination of the foregoing.
To the extent Celgene funds its acquisition of Shares through borrowings, it will obtain the borrowings from its Second Amended and Restated Credit Agreement, dated April 17, 2015 (as amended by the First Amendment, dated July 29, 2015, as further amended by the Second Amendment, dated April 18, 2016, and as further amended by the Third Amendment, dated April 17, 2017, the “Credit Agreement”), with the financial institutions parties thereto (the “Lenders”), and Citibank, N.A., as administrative agent for the Lenders. The Credit Agreement provides a senior unsecured revolving credit facility in the aggregate amount of  $2.0 billion (the “Credit Facility”), which matures on April 17, 2021.
Borrowings under the Credit Facility will bear interest at a rate per annum equal to (i) the base rate, a fluctuating rate equal to the highest of  (x) Citibank, N.A.’s base rate, (y) the federal funds rate plus 0.50% and (z) one-month LIBOR plus 1.00%, plus the applicable margin, or (ii) the Eurodollar rate, a periodic fixed rate equal to LIBOR, plus the applicable margin. The applicable margin is determined based on a pricing grid depending on the Celgene’s public debt ratings and ranges from 0.00% to 0.50% for base rate advances and 0.75% to 1.50% for Eurodollar rate advances.
The Credit Agreement contains affirmative and negative covenants that Celgene believes are usual and customary for senior unsecured credit facilities, including certain financial maintenance covenants.
To the extent Celgene borrows from the Credit Facility to fund its acquisition of Shares, it has not made any plans or arrangements to repay the borrowings.
There is no financing condition to the Offer. The financial condition of neither Celgene nor Purchaser is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than any Celgene-Owned Shares and any Company-Owned Shares) solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Celgene-Owned Shares, Company-Owned Shares and Dissenting Shares) for the same cash price in the Merger.
11.
Conditions of the Offer

For the purposes of this Section 11, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer (i) upon termination of the Merger Agreement and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Merger Agreement), if: (A) the Minimum Condition (described in clause (a) below), the Termination Condition (described in clause (h) below) and conditions set forth in clauses (e) and (g) below shall not be satisfied by one minute after 11:59 p.m. Eastern time on the Expiration Date; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Celgene:
(a)
there shall have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn Shares that, considered together with all other Shares owned by Celgene and its “affiliates” (as defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. For the avoidance of doubt, for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b)
(i)
the representations and warranties of Juno set forth in Sections 3.1(a) (Due Organization; Subsidiaries, Etc.), 3.2 (Certificate of Incorporation and Bylaws), 3.20 (Authority; Binding Nature of Agreement), 3.21 (Takeover Laws), 3.23 (Opinion of Financial Advisor) and 3.24 (Brokers and Other Advisors) of the Merger Agreement shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)
the representations and warranties of Juno set forth in the first sentence of Section 3.3(a) and clauses (i) – (iii) of Section 3.3(c) solely as such representations relate to Juno (Capitalization, Etc.) of the Merger Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii)
the representations and warranties of Juno set forth the first two sentences of Section 3.3(b) and the second sentence of Section 3.3(d) solely as such representations relate to Juno (Capitalization, Etc.) of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iv)
the representations and warranties of Juno set forth in Section 3.5(a) (Absence of Changes) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time with respect to the earlier period set forth in Section 3.5;

(v)
the representations and warranties of Juno set forth in the Merger Agreement (other than those referred to in clauses (i) through (iv) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect under clause (b) of such definition;

(c)
Juno shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)
since the date of the Merger Agreement, there shall not have occurred any Event which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(e)
the waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated;

(f)
Celgene and Purchaser shall have received a certificate executed on behalf of Juno by Juno’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (b), (c), and (d) above have been satisfied;

(g)
there shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(h)
the Merger Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Celgene and Purchaser and (except for the Minimum Condition, the Termination Condition and the conditions set forth in clauses (e) and (g) above) may be waived by Celgene and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Celgene and Purchaser. The failure by Celgene or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time at or prior to the expiration of the Offer (except for conditions relating to government approvals).
12.
Dividends and Distributions

Under the terms of the Merger Agreement, Juno is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), without the prior written consent of Celgene.
13.
Certain Legal Matters

General.   Except as otherwise set forth in this Offer to Purchase, based on our review of Juno’s publicly available SEC filings and other information regarding Juno, we are not aware of any governmental licenses or regulatory permits that appear to be material to the business of Juno and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Juno or our business or that certain parts of Juno or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 11. Conditions of the Offer.”
Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material

(“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.
Under the HSR Act and the rules and regulations promulgated thereunder, the purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by Celgene, as the parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Celgene and Juno filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on February 2, 2018. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., Eastern time, on the 15th calendar day following the date such filing occurred unless (i) the 15th calendar day following the date such filing occurred on a Saturday, Sunday or legal holiday, in which case the waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., Eastern time the following business day; (ii) Celgene withdraws and resubmits its Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division under the applicable FTC regulations allowing for a second 15 calendar day waiting period; (iii) the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time or (iv) the FTC and the Antitrust Division earlier terminate such waiting period before its expiration. If the FTC or the Antitrust Division were to issue a Second Request within the prescribed time period, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Celgene with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the closing of the transaction could be stayed only be a court or administrative order. Celgene also may agree with the FTC or the Antitrust Division that it will not close the transaction for a certain amount of time in order to allow the completion of its antitrust review. Complying with a Second Request can take a significant period of time. Although Juno is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Juno’s failure to make those filings nor a Second Request or Civil Investigative Demand issued to Juno from the FTC or the Antitrust Division will extend the waiting periods with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Celgene owns at least 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser’s proposed acquisition of Juno. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Celgene, Purchaser, Juno, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although Celgene, Purchaser and Juno believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See “The Tender Offer—Section 11. Conditions of the Offer.”
State Takeover Laws.   A number of states (including Delaware, where Juno is incorporated, and Washington, where its principal executive offices are located) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined in Section 203 of the

DGCL) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such time. Juno has represented to us in the Merger Agreement that the Juno Board (at a meeting duly called and held) has duly and unanimously adopted resolutions that are sufficient to render inapplicable to Celgene and Purchaser the restrictions on business combinations set forth in Section 203 of the DGCL and any other takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, no Delaware statute should have the effect of precluding the Offer or the Merger.
Additionally, in general under Chapter 23B.19 of the Washington Business Corporations Act (the “WBCA”), a plan of merger between a “target corporation” (as defined in Chapter 23B.19 of the WBCA) and an “acquiring person” (defined as a person or group of persons, other than the target corporation or a subsidiary of the target corporation, who beneficially owns 10% or more of the outstanding voting shares of the target corporation) can only be consummated if the board of directors recommends the plan of merger to the shareholders and (i) the merger or acquiring person’s share acquisition is approved by the board of directors prior to the acquiring person’s share acquisition time, or (ii) the merger is approved by the board of directors and at least two-thirds of the votes of each class of the corporation’s shares entitled to vote (excluding shares beneficially held by the acquiring person), unless five years have elapsed after the acquiring person acquired the shares or certain price and other conditions are satisfied. Under Chapter 23B.19 of the WBCA, the term “target corporation” includes a corporation incorporated in a state other than Washington if that corporation has a class of securities registered under the Exchange Act and certain other conditions relating to the location of its principal executive office, residence of its stockholders, residence of its employees and location of its tangible assets are met. Juno has represented to us in the Merger Agreement that the Juno Board (at a meeting duly called and held) has duly and unanimously adopted resolutions that are sufficient so that any takeover law, including Chapter 23B.19 of the WBCA, will not be applicable to the Offer, the Merger, and the other transactions contemplated by the Merger Agreement. Accordingly, no Washington statute should have the effect of precluding the Offer or the Merger.
Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.
Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 11. Conditions of the Offer.”
Litigation.   None.
14.
Fees and Expenses

J.P. Morgan Securities LLC has been retained to provide certain financial advisory services to Celgene, for which J.P. Morgan Securities LLC will receive compensation, as described in “Special Factors—Section 5. Opinion of Financial Advisor to Celgene.”
We have retained the Depositary, the Information Agent and the Dealer Manager in connection with the Offer. Each of the Depositary, the Information Agent and the Dealer Manager will receive customary compensation, reimbursement for fees and reasonable out-of-pocket expenses, including the reasonable fees and expenses of the Dealer Manager’s counsel and other professional advisors, incurred in connection with the Dealer Manager’s engagement, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
In the ordinary course of business, the Dealer Manager, the Information Agent and their affiliates may actively trade or hold securities or loans of Celgene or its affiliates and Juno or its affiliates for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities or loans, and may also trade and hold securities on behalf of Celgene and certain of its affiliates. As a result, the Dealer Manager and its affiliates at any time may own certain securities of Celgene and/or Juno, or their respective affiliates, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the Offer for their own account. To the extent the Dealer Manager and its affiliates own Shares at the time of the Offer, the Dealer Manager and its affiliates, may tender the Shares pursuant to the Offer.
As part of the services provided by the Information Agent, it may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
The following is an estimate of fees and expenses to be incurred by Celgene and Purchaser in connection with the Offer and the Merger. Juno will not pay any of the fees and expenses to be incurred by Celgene and Purchaser.
SEC filing fee	$1,171,889
HSR filing fee	$280,000
Depositary costs	$10,000
Information agent fees	$15,000
Financial advisor fees and expenses	$35,250,000
Related financial services	$206,000
Legal fees and expenses	$15,246,308
Printing and related fees	$475,000
Total	$52,654,197

15.
Miscellaneous

The Offer is being made to all holders of the Shares (other than the Celgene-Owned Shares and the Company-Owned Shares). We are not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Juno has filed the Schedule 14D-9 (including exhibits) and the Schedule 13E-3 in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9, the Schedule 13E-3 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Juno.”
No person has been authorized to give any information or make any representation on behalf of Purchaser or Celgene not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Celgene, Purchaser, Juno, the Information Agent, the Dealer Manager or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Celgene, Purchaser, Juno or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Neither the Offer, nor this Offer to Purchase, nor the Letter of Transmittal, nor the Notice of Guaranteed Delivery constitutes a solicitation of proxies for any meeting of Juno stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
February 2, 2018

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF CELGENE AND PURCHASER
Celgene
Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Celgene. Except as otherwise noted, positions specified are positions with Celgene. Other than Richard W. Barker, D.Phil., who is a citizen of the United Kingdom, all of the individuals listed below are citizens of the United States of America.
Celgene Directors
Name	Address	Principal Occupation or Employment
Robert J. Hugin*	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Executive Chairman of the Board of Directors
Former Chairman (2011 – 2016)
Former Chief Executive Officer (2010 – 2016)
Former Chairman of the Board of Directors of The Pharmaceutical Research and Manufacturers of America (2013 – 2014)
Former President (2006 – 2014)

Mark J. Alles*	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Chief Executive Officer
Former President and Chief Operating Officer (2014 – 2016)
Former Executive Vice President and Global Head of Hematology and Oncology (2012 – 2014)
Former Executive Vice President and Chief Commercial Officer (2012)
Former President of the Americas Region (2009 – 2012)

Richard W. Barker, D.Phil., OBE	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Director of the Centre for Accelerating Medical Innovations
Chairman of the Health Innovation Network of South London, UK, Stem Cells for Safer Medicine and International Health Partners
Director of the Centre for Accelerating Medical Innovations
Former Director General of the Association of British Pharmaceutical Industry (2004 – 2011)

Michael W. Bonney	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Retired Chief Executive Officer of Cubist Pharmaceuticals Inc. (2003 – 2014)

Name	Address	Principal Occupation or Employment
Michael D. Casey	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Former Chairman, President and Chief Executive Officer of Matrix Pharmaceutical, Inc. (1997 – 2002)
Carrie S. Cox	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chairman of the Board of Directors and Chief Executive Officer of Humacyte, Inc.
Michael A. Friedman, M.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Emeritus Chief Executive Officer of City of Hope
Julia A. Haller, M.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Ophthalmologist-in-Chief of the Wills Eye Hospital in Philadelphia, Pennsylvania
Co-Director of Wills Vision Research Center at Jefferson Medical College and Chair of the Department of Ophthalmology at Thomas Jefferson University and Thomas Jefferson University Hospitals

Gilla Kaplan, Ph.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Director of the Global Health Program, Tuberculosis at the Bill and Melinda Gates Foundation
Former head of the Laboratory of Mycobacterial Immunity and Pathogenesis at the Public Health Institute at the New Jersey Medical School, Newark, New Jersey

James J. Loughlin	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Former National Director of the Pharmaceuticals Practice at KPMG LLP
Ernest Mario, Ph.D.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Chairman of Capnia, Inc. and Chimerix Inc.
Chairman of the American Foundation for Pharmaceutical Education
Advisor to The Ernest Mario School of Pharmacy at Rutgers University
Former Deputy Chairman and Chief Executive of Glaxo Holdings plc
Former Chairman and Chief Executive Officer of ALZA Corporation

*
As disclosed in Celgene’s Form 8-K filed January 29, 2018, Mr. Hugin has decided to resign from Celgene’s board of directors effective February 5, 2018, and Mr. Alles has been appointed to the additional role of Chairman of the Celgene board of directors.

Celgene Executive Officers
Name	Address	Principal Occupation or Employment
Robert J. Hugin*	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Executive Chairman of the Board of Directors
Former Chairman (2011 – 2016)
Former Chief Executive Officer (2010 – 2016)
Former Chairman of the Board of Directors of The Pharmaceutical Research and Manufacturers of America (2013 – 2014)
Former President (2006 – 2014)

Mark J. Alles*	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Chief Executive Officer
Former President and Chief Operating Officer (2014 – 2016)
Former Executive Vice President and Global Head of Hematology and Oncology (2012 – 2014)
Former Executive Vice President and Chief Commercial Officer (2012)
Former President of the Americas Region (2009 – 2012)

Scott A. Smith	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	President and Chief Operating Officer Director of Titan Pharmaceuticals Former President of Global Inflammation & Immunology (2014 – 2017)
Peter N. Kellogg	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President and Chief Financial Officer Former Chief Financial Officer and Executive Vice President of Merck & Co. Inc. (2007 – 2014)
Nadim Ahmed	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	President, Hermatology & Oncology Former President of Worldwide Markets for Hermatology & Oncology (2016 – 2017) Former General Manager of U.S. Hermatology & Oncology (2014 – 2016)
Terrie Curran	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	President, Inflammation & Immunology (I&I) Former Head of Worldwide Markets of I&I (2016 – 2017) Former U.S. Commercial Head of I&I (2013 – 2016)

Name	Address	Principal Occupation or Employment
Rupert Vessey, M.A., B.M. B.ch., FRCP, D.Phil.	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	President of Research and Early Development Former Senior Vice President of Translational Development (2015 – 2016)
Former Senior Vice President of Early Development and Discovery Sciences at Merck & Co., Inc. (2013 – 2015)
Gerald F. Masoudi	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President, General Counsel and Corporate Secretary Former Co-Chair of the Food and Drug Practice Group at Covington & Burling LLP (2009 – 2015)

*
As disclosed in Celgene’s Form 8-K filed January 29, 2018, Mr. Hugin has decided to resign from Celgene’s board of directors effective February 5, 2018, and Mr. Alles has been appointed to the additional role of Chairman of the Celgene board of directors.

Purchaser
Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Celgene. All of the individuals listed below are citizens of the United States of America.
Purchaser Directors
Name	Address	Principal Occupation or Employment
Mark J. Alles	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901
Chief Executive Officer*
Former President and Chief Operating Officer (2014 – 2016)
Former Executive Vice President and Global Head of Hematology and Oncology (2012 – 2014)
Former Executive Vice President and Chief Commercial Officer (2012)
Former President of the Americas Region (2009 – 2012)

Peter N. Kellogg	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President and Chief Financial Officer Former Chief Financial Officer and Executive Vice President of Merck & Co. Inc. (2007 – 2014)
Jonathan P. Biller	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Senior Vice President of Tax & Treasury Former General Counsel and Chief Tax Officer and Secretary of Bunge Limited (2008 – 2011)

Purchaser Executive Officers
Name	Address	Principal Occupation or Employment
Mark J. Alles	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Chief Executive Officer* Former President and Chief Operating Officer (2014 – 2016) Former Executive Vice President and Global Head of Hematology and Oncology (2012 – 2014)
Former Executive Vice President and Chief Commercial Officer (2012) Former President of the Americas Region (2009 – 2012)
Peter N. Kellogg	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Executive Vice President and Chief Financial Officer Former Chief Financial Officer and Executive Vice President of Merck & Co. Inc. (2007 – 2014)
Jonathan P. Biller	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Senior Vice President of Tax & Treasury Former General Counsel and Chief Tax Officer and Secretary of Bunge Limited (2008 – 2011)
Peter A. Cicala	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901	Vice President, Intellectual Property Former Vice President of Intellectual Property of Shire plc (2005 – 2014)

*
As disclosed in Celgene’s Form 8-K filed January 29, 2018, Mr. Alles has been appointed to the additional role of Chairman of the Celgene board of directors, effective February 5, 2018.

SCHEDULE B

SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY CELGENE,
PURCHASER AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the ownership of Shares as of February 2, 2018, by Celgene and Purchaser and, to the knowledge after reasonable inquiry of Celgene and Purchaser, the respective directors and executive officers of Celgene and Purchaser, and the securities transactions by those persons of Shares during the 60 days prior to February 2, 2018:
Security Ownership
Person	Number	Percent	Transactions in Past 60 Days
Celgene Corporation	11,109,160	9.7%	—
Blue Magpie Corporation	—	—	—
Robert J. Hugin	—	—	—
Mark J. Alles	—	—	—
Richard W. Barker, D.Phil., OBE	—	—	—
Michael W. Bonney	—	—	—
Michael D. Casey	—	—	—
Carrie S. Cox	—	—	—
Michael A. Friedman, M.D.	—	—	—
Julia A. Haller, M.D.	—	—	—
Gilla Kaplan, Ph.D.	—	—	—
James J. Loughlin	—	—	—
Ernest Mario, Ph.D.	—	—	—
Scott A. Smith	—	—	—
Peter N. Kellogg	—	—	—
Nadim Ahmed	—	—	—
Terrie Curran	—	—	—
Rupert Vessey, M.A., B.M. B.ch., FRCP, D.Phil.	—	—	—
Gerald F. Masoudi	—	—	—
Jonathan P. Biller	—	—	—
Peter A. Cicala	—	—	—

SCHEDULE C
GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 APPRAISAL RIGHTS
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SCHEDULE D
OPINION OF FINANCIAL ADVISOR TO CELGENE

January 21, 2018
The Board of Directors
Celgene Corporation
86 Morris Avenue,
Summit, New Jersey 07901
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Celgene Corporation (the “Company”) of the consideration to be paid by the Company in the proposed Tender Offer and Merger (each as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018 (the “Agreement”), among the Company, Blue Magpie Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), and Juno Therapeutics, Inc. (the “Merger Partner”). Pursuant to the Agreement, the Company will cause Merger Sub or another direct or indirect wholly owned subsidiary of the Company to commence a tender offer (the “Tender Offer”) for all the shares of the common stock, par value $0.0001 per share, of the Merger Partner (the “Merger Partner Common Stock”) at a price for each share equal to $87.00 (the “Consideration”) payable in cash. The Agreement further provides that, following completion of the Tender Offer, Merger Sub will be merged with and into the Merger Partner (the “Merger”) and each outstanding share of Merger Partner Common Stock, other than (i) shares of Merger Partner Common Stock (A) held by the Company or its subsidiaries at the commencement of the Tender Offer and immediately prior to the Effective Time (as defined in the Agreement), (B) held in treasury or (C) owned by the Merger Partner and (ii) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive an amount equal to the Consideration in cash. The Tender Offer and Merger, together and not separately, are referred to herein as the “Transaction”.
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the industries in which it operates; (iii) reviewed the current and historical market prices of the Merger Partner Common Stock; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to the Merger Partner’s business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences as described in discussions with, and in the materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the proposed Transaction, and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company, to the holders of any class of securities, creditors or other constituencies of the Merger Partner, or as to the underlying decision by the Company or the Merger Partner to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services have included acting as joint lead arranger and bookrunner on the Company’s revolving credit facility which closed in April 2017, joint lead bookrunner on the Company’s offering of debt securities which priced in October 2017 and joint lead bookrunner on the Merger Partner’s offering of equity securities which closed in September 2017. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided solely for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of the Company or the Merger Partner or any other person other than the Board of Directors of the Company or be used or relied upon for any other purpose. This opinion does not constitute a recommendation to any shareholder of the Merger Partner as to whether any such shareholder should tender its shares of Merger Partner Common Stock into the Tender Offer or as to any other matter. This opinion may be reproduced in full in any Schedule TO or Schedule 13E-3 filed with the Securities and Exchange Commission but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Juno or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer Is:
Equiniti Trust Company
***By Mail: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	***By Hand or Overnight Courier: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120
Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms Call: (203) 658-9400
Stockholders Call Toll-Free: (800) 662-5200
E-mail: JUNO@morrowsodali.com
The Dealer Manager for the Offer is:
383 Madison Avenue
New York, NY 10179
Call Toll-Free: (877) 371-5947
Call Direct: (212) 622-4401